Transaction Agreement
EXECUTION COPY
TRANSACTION AGREEMENT
by and among
VIRGIN MOBILE USA, INC.
VIRGIN MOBILE USA, L.P.
HELIO, INC.
HELIO LLC
SK TELECOM USA HOLDINGS, INC.
EARTHLINK, INC.
and
CORVINA HOLDINGS LIMITED
Dated as of June 27, 2008

i

Page No.
Section 13.8 Third Party Beneficiaries	88
Section 13.9 Schedules	88
Section 13.10 Entire Agreement	88
Section 13.11 Counterparts; Facsimile Delivery	88
Section 13.12 Specific Performance	89

v

TABLE OF EXHIBITS

Exhibit 2.1: The Exchange
Exhibit A: Form of Certificate of Designations
Exhibit B-1: Form of Virgin Group Voting Agreement
Exhibit B-2: Form of Sprint Voting Agreement
Exhibit C-1: Form of Amendment to Sprint PCS Services Agreement
Exhibit C-2: Form of Amendment to Company PCS Services Agreement
Exhibit D: Form of Bridge Facility
Exhibit E-1: Form of Assignment of SK Telecom Co. Ltd. and Company Agreements
Exhibit E-2: Form of EarthLink Assignment Agreement
Exhibit E-3: Form of Amendment to Brand Licensing Agreement
Exhibit F: Form of Amended and Restated Stockholders’ Agreement
Exhibit G: Form of Amendment to the Registration Rights Agreement
Exhibit H: Form of Amended and Restated Parent Bylaws

TRANSACTION AGREEMENT, dated as of June 27, 2008 (this “Agreement”), by and among Virgin Mobile USA, Inc., a Delaware corporation (“Parent”), Virgin Mobile USA, L.P., a Delaware limited partnership and wholly-owned subsidiary of Parent (“Virgin Opco”), Helio, Inc., a Delaware corporation (“Helio”), Helio LLC, a Delaware limited liability company (the “Company”), SK Telecom USA Holdings, Inc., a Delaware corporation (“SKT”), EarthLink, Inc., a Delaware corporation (“EarthLink”, and together with Helio and SKT, the “Sellers”), and Corvina Holdings Limited, a British Virgin Islands company (“Virgin Group”).
W I T N E S S E T H:
WHEREAS, the Sellers own all of the outstanding limited liability company interests in the Company (the “Company Membership Units”);
WHEREAS, the Board of Directors of Parent has approved, and deems it advisable and in the best interests of its stockholders to consummate the transaction provided for in this Agreement in which the Sellers will, on the terms and subject to the conditions set forth in this Agreement, contribute, transfer, assign, convey and deliver all of the Company Membership Units, and Virgin Opco, on the terms and subject to the conditions set forth in this Agreement, will acquire from the Sellers all of the Company Membership Units;
WHEREAS, the Board of Directors of Parent has authorized the sale and issuance of shares of a series of convertible preferred stock (the “Convertible Preferred Stock”), par value $0.01, the terms of which are set forth in the form of Certificate of Designations attached hereto as Exhibit A (the “Certificate of Designations”);
WHEREAS, the Board of Directors of Parent has determined to recommend to the holders of Parent Common Stock (as defined below) that they vote in favor of the Parent Proposals (as defined below);
WHEREAS, the Board of Directors of each of SKT, Helio and EarthLink has approved, and deems it advisable and in the best interests of its stockholders to consummate, the transactions contemplated by this Agreement;
WHEREAS, the Board of Directors of Virgin Group has approved, and deems it advisable and in the best interests of its shareholders to consummate, the Virgin Group Investment (as defined below);
WHEREAS, the Board of Directors of SKT has approved, and deems it advisable and in the best interests of its stockholders to consummate, the SKT Investment (as defined below);

WHEREAS, in connection with the transactions contemplated by this Agreement each of Virgin Group and Sprint Ventures, Inc. (“Sprint”) has entered into and executed a voting agreement with SKT, in the forms attached hereto as Exhibits B-1 and B-2 respectively, pursuant to which it has agreed to, among other things, vote its shares in favor of the Parent Proposals (collectively, the “Voting Agreements”);
WHEREAS, Virgin Entertainment Holdings, Inc., a Delaware corporation (“Virgin Entertainment”), SKT and Virgin Opco have entered into an amendment to the Subordinated Credit Agreement in order to, among other things, (i) join SKT as a party to the Subordinated Credit Agreement with a Revolving Commitment (as such term is defined in the Subordinated Credit Agreement) of $35,000,000 and (ii) increase Virgin Entertainment’s Revolving Commitment under the Subordinated Credit Agreement from $75,000,000 to $100,000,000;
WHEREAS, in connection with the transactions contemplated by this Agreement, (i) Parent and Sprint Spectrum L.P. have entered into the Fifth Amendment to the Amended and Restated PCS Services Agreement, dated as of August 16, 2007, in the form attached hereto as Exhibit C-1 and (ii) the Company and Sprint Spectrum L.P. have entered into the Ninth Amendment to the Private Label PCS Services Agreement, dated June 18, 2004, in the form attached hereto as Exhibit C-2; and
WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Exchange (as defined below) and the Investments (as defined below) and also to prescribe certain conditions to the Exchange and the Investments.
NOW, THEREFORE, in consideration of the representations, warranties, covenants, agreements and conditions hereafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
DEFINED TERMS
As used in this Agreement, the following terms have the meanings ascribed thereto:
“Accounting Firm” has the meaning set forth in Section 2.10(b).
“Action” has the meaning set forth in Section 3.8.

“Additional Bridge Facility” has the meaning set forth in Section 9.22.
“Affiliates” has the meaning set forth under the definition Affiliates in Rule 12b-2 of the Exchange Act.
“Agreement” has the meaning set forth in the preamble hereto.
“Article VIII Proposal” has the meaning set forth in Section 6.1(c).
“Article VIII Required Vote” has the meaning set forth in Section 6.1(c).
“Audited Company Financial Statements” has the meaning set forth in Section 3.4(a).
“Bridge Facility” has the meaning set forth in Section 9.9(b).
“Buyer Party” has the meaning set forth in Section 11.3.
“Certificate of Designations” has the meaning set forth in the recitals hereto.
“CFIUS” shall mean the Committee on Foreign Investment in the United States.
“CFIUS Approval” shall mean (i) the Company, SKT, Parent and Virgin Group shall have received a written notification issued by CFIUS that it has determined that (A) it lacks jurisdiction over the transactions contemplated by this Agreement or (B) it has concluded its review under the Exon-Florio Amendment and has determined not to conduct a full investigation; or (ii) if a full investigation is deemed to be required, the Company, SKT, Parent and Virgin Group shall have received notification that the United States government will not take action to prevent the consummation of the transactions contemplated by this Agreement.
“Class B Proposal” has the meaning set forth in Section 6.1(c).
“Class B Required Vote” has the meaning set forth in Section 6.1(c).
“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.
“Closing Working Capital” has the meaning set forth in Section 2.9(a).
“Code” shall mean United States Internal Revenue Code of 1986, as amended, including the rules and regulations thereunder and any substitute or successor provisions.
“Company” has the meaning set forth in the preamble hereto.
“Company Balance Sheet” has the meaning set forth in Section 3.4(a).
“Company Damages” has the meaning set forth in Section 11.3.
“Company Disclosure Schedule” has the meaning set forth in Article III.
“Company Employee Benefit Plans” has the meaning set forth in Section 3.7(a).
“Company Favorable Outcome” has the meaning set forth in Section 2.11(c)(iii).
“Company Financial Statements” has the meaning set forth in Section 3.4(a).
“Company Leased Real Property” shall mean all interests in real property leased, subleased, licensed, used or occupied by the Company pursuant to the Company Leases.
“Company Leases” shall mean the real property leases, subleases, licenses and use or occupancy agreements pursuant to which the Company is the lessee, sublessee, licensee, user or occupant of real property, or interests therein, necessary for the conduct of, or otherwise material to, the business of such Person as it is currently conducted.
“Company LLC Agreement” shall mean the Second Amended and Restated Limited Liability Agreement of the Company dated November 12, 2007, as amended.
“Company Material Contracts” has the meaning set forth in Section 3.10.
“Company Membership Units” has the meaning set forth in the recitals hereto.

“Confidentiality Agreement” has the meaning set forth in Section 9.5.
“Convertible Preferred Stock” has the meaning set forth in the recitals hereto.
“Cortaire” shall mean Cortaire Limited, a British Virgin Islands company.
“Current Assets” shall mean, collectively, (i) all accounts receivable of the Company, (ii) all cash, cash equivalents and restricted cash held by the Company, and (iii) 50.0% of the value of the current inventory of handsets as currently valued by the Company without any additional write-downs.
“Current Liabilities” shall mean, collectively, all liabilities classified as liabilities on the Company Balance Sheet and all Deemed Accruals except, (i) “notes and interest payable” (classified on a basis consistent with the Company Balance Sheet), (ii) “deposits held” (classified on a basis consistent with the Company Balance Sheet), (iii) “deferred revenue” (classified on a basis consistent with the Company Balance Sheet), (iv) “accrued bonus” (a component of “accrued expenses” classified on a basis consistent with the Company Balance Sheet) and (v) “deferred rent” (a component of “accrued expenses” classified on a basis consistent with the Company Balance Sheet).
“Damages” shall mean all damages, losses, payments, amounts paid in settlement, obligations, fines, penalties and expenses and other costs (including reasonable and documented fees and expenses of attorneys, accountants and other professional advisors and including any such fees, costs and expenses incurred in connection with investigating, defending against or settling any action or proceeding).
“Deemed Accruals” shall mean accruals for all unpaid expenses of the Company (i) associated with the Restructuring that would not otherwise be accrued in accordance with GAAP as of the date of determination, and (ii) for success-based payments to employees as a result of the Closing of the transactions contemplated herein.
“DOJ” has the meaning set forth in Section 9.3(a).
“EarthLink” has the meaning set forth in the preamble hereto.
“Employee” has the meaning set forth in Section 9.24(b).

“Encumbrances” shall mean any lien, encumbrance, charge, mortgage, option, pledge, security interest or similar interests, title defects, tenancies (and other possessory interests), easements, rights of way, covenants, encroachments, rights of first refusal, preemptive rights, judgments, conditional sale or other title retention agreements and other impositions or imperfections of title or restrictions on transfer of any nature whatsoever.
“Environmental Law” shall mean any Law, regulation, order, decree or permit requirement of any governmental jurisdiction relating to: (i) the protection, investigation or restoration of the environment, human health and safety, or natural resources, (ii) the handling, use, storage, treatment, transport, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor or wetlands protection
“ERISA” has the meaning set forth in Section 3.7(a).
“ERISA Affiliate” has the meaning set forth in Section 3.7(a).
“Escrow Account” shall have the meaning set forth in Section 2.11(a).
“Escrow Agent” shall have the meaning set forth in Section 2.11(a).
“Escrow Ratio” shall have the meaning set forth in Section 2.11(c)(i).
“Escrow Shares” shall have the meaning set forth in Section 2.11(a).
“Estimated Working Capital” has the meaning set forth in Section 2.9(b).
“Estimated Working Capital Deficit” shall have the meaning set forth in Section 2.9(c).
“Exchange” has the meaning set forth in Section 2.1(a).
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, together with the rules and regulations thereunder.
“Exchange Shares” has the meaning set forth in Section 2.1(a).
“Exchange Stock” has the meaning set forth in Section 2.1(a).

“Exchange Units” has the meaning set forth in Section 2.1(a).
“Exon-Florio Amendment” shall mean section 721 of the Defense Production Act of 1950, as amended by the Foreign Investment and National Security Act of 2007, together with the rules and regulations thereunder, including the proposed regulations issued by the Department of the Treasury on April 21, 2008, as if those proposed regulations were currently in effect.
“FCC” shall mean the Federal Communications Commission.
“Final Order” shall mean a final order (whether or not any appeal thereof is pending) that has not been revised, stayed, enjoined, set aside, annulled or suspended, with respect to which any required waiting period has expired irrespective of any opportunity for rehearing; and as to which all conditions to effectiveness prescribed therein or otherwise by Law, have been satisfied.
“FTC” has the meaning set forth in Section 9.3(a).
“Fundamental Representations” has the meaning set forth in Section 12.1.
“GAAP” shall mean generally accepted accounting principles in the United States.
“Governmental Authority” shall mean any local, state, federal or foreign court, legislative, executive, administrative, governmental or regulatory authority or agency or arbitral or similar forum.
“Governmental Order” shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award issued or entered into by or with any Governmental Authority.
“Hazardous Substance” shall mean: (i) any substance that is regulated or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law or (ii) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls, radioactive materials or radon.
“Helio” has the meaning set forth in the preamble hereto.
“Helio Class A Common Stock” has the meaning set forth in Section 3.2(a).

“Helio Equity Plan” has the meaning set forth in Section 2.1(c).
“Helio Option” has the meaning set forth in Section 2.1(c).
“Helio Warrant” has the meaning set forth in Section 2.1(c).
“HSR Act” has the meaning set forth in Section 3.3(b).
“Indemnification Claim” has the meaning set forth in Section 12.5(a).
“Indemnified Party” has the meaning set forth in Section 12.5(a).
“Indemnifying Party” has the meaning set forth in Section 12.5(a).
“Initial Indemnity Escrow Release Date” has the meaning set forth in Section 2.11(c).
“Intellectual Property” shall mean all intellectual and industrial property rights, including without limitation: (i) trademarks, service marks, brand names, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of source of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of the same; (ii) inventions, technology, know-how, processes, utility models and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, re-examinations, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (iii) copyrights and copyrightable works (including software, code, computer programs, Internet website content), compilations and databases; (iv) published and unpublished works of authorship, whether copyrightable or not, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof and (v) Trade Secrets; and in each of cases (i) to (v) inclusive, whether registered, unregistered or capable of registration.
“Investment Shares” has the meaning set forth in Section 2.2(b).
“Investments” has the meaning set forth in Section 2.2(b).

“Knowledge” shall mean, with respect to any party as to a particular matter, the actual knowledge of the chief executive officers, chief financial officers, if any, the general counsels and chief operating officers, if any, of such party, and the knowledge that was or would reasonably be expected to have been obtained after due and good faith investigation and inquiry by such persons. For purposes of the Company, “Knowledge” shall also include the actual knowledge of the chief executive officers, chief financial officers, if any, the general counsels and chief operating officers, if any, of Helio.
“Law” shall mean any constitution, treaty, statute, law, ordinance, regulation, rule, standard, code, rule of common law or other requirement or rule enacted or promulgated by any Governmental Authority.
“Liability” shall mean any direct or indirect indebtedness, liability, assessment, expense, claim, loss, Damage, deficiency, obligation or responsibility.
“Material Adverse Effect” shall mean, with respect to any Person and its Subsidiaries, (i) any change, state of facts, circumstance, event, development or effect that has or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, liabilities, operations or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, except to the extent such adverse effect results from (a) general economic, financial or market conditions in any of the geographic areas in which such Person or any of its Subsidiaries operate; (b) conditions caused by acts of terrorism or war (whether or not declared); (c) conditions or circumstances generally affecting the businesses or industries, as a whole, in which such Person or any of its Subsidiaries operate; (d) the entering into of this Agreement; (e) any changes in applicable Laws or GAAP or (f) any action taken by the Company or Helio at the request of Parent, or by Parent or Virgin Opco at the request of the Company, as the case may be (but in the cases of clauses (a), (b), (c) and (e) only to the extent that they do not have a disproportionately adverse effect on such Person relative to other participants in the industries or markets in which its operates) or (ii) any material adverse change, state of facts, circumstance, event, development or effect with respect to, or any material adverse effect on, the ability of such Person and its Subsidiaries to consummate the transactions contemplated by this Agreement.
“Note Purchase Agreement” has the meaning set forth in Section 9.9(a).
“Notice of Claim” has the meaning set forth in Section 12.5(a).
“NYSE” shall mean the New York Stock Exchange.
“NYSE Proposal” has the meaning set forth in Section 6.1(c).
“NYSE Required Vote” has the meaning set forth in Section 6.1(c).

“Outstanding Claim” shall mean the amount in dollars of any Indemnification Claim made by any Parent Indemnified Party in good faith pursuant to Article XII that shall be outstanding and unresolved, or resolved in whole or in part in favor of the Parent Indemnified Party but not yet paid.
“Outstanding Sellers Agent Expenses” has the meaning set forth in Section 12.10(b).
“Parent” has the meaning set forth in the preamble hereto.
“Parent Balance Sheet” has the meaning set forth in Section 6.4(b).
“Parent Class A Common Stock” has the meaning set forth in Section 6.2(a).
“Parent Class B Common Stock” has the meaning set forth in Section 2.1(b).
“Parent Common Stock” shall mean, collectively, the Parent Class A Common Stock and Parent Class B Common Stock.
“Parent December Balance Sheet” has the meaning set forth in Section 6.4(b).
“Parent Disclosure Schedule” has the meaning set forth in Article VI.
“Parent Employee Benefit Plans” has the meaning set forth in Section 6.7(a).
“Parent Indemnified Parties” has the meaning set forth in Section 12.2.
“Parent March Balance Sheet” has the meaning set forth in Section 6.4(b).
“Parent Material Contracts” has the meaning set forth in Section 6.11.
“Parent Proposals” has the meaning set forth in Section 6.1(c).
“Parent Required Votes” has the meaning set forth in Section 6.1(c).

“Parent SEC Documents” has the meaning set forth in Section 6.4(a).
“Parent Stockholder Meeting” has the meaning set forth in Section 9.10.
“PBGC” has the meaning set forth in Section 3.7(g).
“Permits” has the meaning set forth in Section 3.9.
“Permitted Encumbrances” shall mean (i) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s, landlord’s and other similar Encumbrances arising or incurred in the ordinary course of business; (ii) customary Encumbrances for current Taxes, assessments and other governmental charges not yet due and payable; (iii) Encumbrances, encroachments and any matters which would appear on an accurate survey of real property; (iv) any other Encumbrances or matters of public record; and (v) applicable zoning Laws, building codes, land use restrictions, and other similar restrictions imposed by Law, statute, rule, regulation, ordinance, order or process promulgated by any Governmental Authority.
“Person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a joint-stock company, a trust, any unincorporated organization, a government or political subdivision thereof or any other entity.
“Proxy Statement” shall mean the proxy statement relating to the Parent Stockholder Meeting (as defined in Section 9.10) to be filed by Parent with the SEC, and any amendments or supplements thereto.
“Registration Rights Agreement” shall mean the Registration Rights Agreement among Parent, Virgin Group, Cortaire, Sprint, Best Buy Co, Inc., and Freedom Wireless, Inc. dated October 16, 2007.
“Representatives” shall mean with respect to any Person, such Person’s counsel, financial advisors, auditors and other authorized representatives.
“Required Regulatory Approvals” has the meaning set forth in Section 3.3(b).
“Resolved Claim Notice” has the meaning set forth in Section 12.5(b).
“Restructuring” has the meaning set forth in Section 9.21.

“Retained Escrow Consideration” has the meaning set forth in Section 2.11(c)(i).
“Retained Escrow Excess” has the meaning set forth in Section 2.11(c)(iii).
“Rule 144” shall mean Rule 144 under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.
“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended, together with the rules and regulations thereunder.
“SEC” shall mean the U.S. Securities and Exchange Commission.
“Securities Act” shall mean the Securities Act of 1933, as amended, together with the rules and regulations thereunder.
“Seller Indemnified Parties” has the meaning set forth in Section 12.3.
“Seller Consideration” has the meaning set forth in Section 2.1(b).
“Sellers” has the meaning set forth in the preamble hereto.
“Sellers Agent” has the meaning set forth in Section 12.10(a).
“Senior Credit Agreement” shall mean the Amended and Restated Credit Agreement, dated as of July 19, 2006, among Virgin Opco, the Lenders thereto and JPMorgan Chase Bank, N.A. as administrative agent, as amended from time to time.
“SKT” has the meaning set forth in the preamble hereto.
“SKT Investment” has the meaning set forth in Section 2.2(a).
“SKT Investment Amount” shall mean $25 million.
“SKT Investment Shares” has the meaning set forth in Section 2.2(a).

“Sprint” has the meaning set forth in the recitals hereto.
“Stockholders’ Agreement” shall mean the Stockholders’ Agreement of Parent, dated October 16, 2007, by and among Parent, Virgin Group, Cortaire and Sprint.
“Subordinated Credit Agreement” shall mean the Subordinated Credit Agreement between Virgin Opco and Virgin Entertainment, dated July, 19, 2006, as amended.
“Subsidiary” shall mean with respect to any Person, any corporation, partnership or other legal entity of which such Person owns, directly or indirectly, more than 50% of the outstanding stock or other equity interests, the holders of which are entitled to vote for the election of the board of directors or other governing body of such corporation, partnership or other legal entity. For the avoidance of doubt, with respect to the Parent, the term “Subsidiary” shall include Virgin Opco.
“Tax” or “Taxes” shall mean (i) any tax of any kind, including income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, service, service use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, personal, tangible or intangible), environmental or windfall profit, or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Taxing Authority, (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other person.
“Tax Return” or “Tax Returns” shall mean any return, statement, report, form or other document (including any estimated Tax return or report, withholding Tax return or report, any schedule or attachment, information return or report and any amendment to any of the foregoing) filed or required to be filed with a Taxing Authority with respect to Taxes.
“Taxing Authority” shall mean any Governmental Authority responsible for the imposition, collection or administration of any Tax (domestic or foreign).
“Termination Date” has the meaning set forth in Section 11.1(b).

“Termination Fee” has the meaning set forth in Section 11.3.
“Termination Fee Notice” has the meaning set forth in Section 11.3.
“Third-Party Claim” has the meaning set forth in Section 12.6.
“Third-Party Indemnifying Party” has the meaning set forth in Section 12.6.
“Threshold” has the meaning set forth in Section 12.7(a).
“Trade Secrets” shall mean trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory law and common law), business, technical and know-how information, non-public information, and confidential information and rights to limit the use or disclosure thereof by any Person.
“Unaudited Company Financial Statements” has the meaning set forth in Section 3.4(a).
“Unilateral Resolved Claim Notice” has the meaning set forth in Section 12.5(b).
“Virgin Entertainment” has the meaning set forth in the recitals hereto.
“Virgin Group” has the meaning set forth in the preamble hereto.
“Virgin Group Investment” has the meaning set forth in Section 2.2(b).
“Virgin Group Investment Amount” shall mean $25 million.
“Virgin Group Investment Shares” has the meaning set forth in Section 2.2(b).
“Virgin Group Tax Receivable Agreement” shall mean the Tax Receivable Agreement between Parent and Virgin Group, dated as of October 16, 2007.
“Virgin Opco” has the meaning set forth in the preamble hereto.

“Virgin Opco Partnership Unit” shall mean a Common Unit of Virgin Opco.
“Virgin Opco Partnership Agreement” shall mean the Limited Partnership Agreement of Virgin Opco dated October 16, 2007, as amended.
“Virgin Welfare Benefit Plans” has the meaning set forth in Section 9.24(c).
“Voting Agreements” has the meaning set forth in recitals hereto.
“Working Capital” shall mean, as of any date, the Current Assets of the Company minus the Current Liabilities of the Company, in each case as of such date and determined in accordance with Section 2.9.
“Working Capital Deficit” has the meaning set forth in Section 2.10(a).
“Working Capital Surplus” has the meaning set forth in Section 2.10(a).
“Working Capital Target” has the meaning set forth in Section 2.9(a).
ARTICLE II
THE TRANSACTION
Section 2.1 The Exchange. (a) Subject to the terms and conditions of this Agreement and subject to any adjustments pursuant to Section 2.9(c), at the Closing, each Seller hereby agrees to contribute, transfer, assign, convey and deliver to Parent and Virgin Opco, as applicable, and Parent and Virgin Opco, as applicable, hereby agree to acquire from such Seller, the Company Membership Units owned by each such Seller as set forth opposite such Seller’s name on Exhibit 2.1 in exchange for (i) in respect of the Company Membership Units that are “Common Membership Units” held by Helio, the issuance by Parent of Parent Class A Common Stock (“Exchange Stock”) and (ii) in respect of the Company Membership Units that are “Preferred Membership Units” held by each of SKT and EarthLink, the issuance by Virgin Opco of Virgin Opco Partnership Units (“Exchange Units” and, together with Exchange Stock, “Exchange Shares”), equal to an aggregate number, for all Sellers, of 13 million Exchange Shares (such transactions, the “Exchange”). Immediately after the Exchange, Parent will contribute indirectly through Bluebottle USA Investments L.P. and Bluebottle USA Holdings L.P. all of the Company Membership Units received in consideration for the Exchange Stock to Virgin Opco in exchange for common partnership units of Virgin Opco such that after the Exchange Virgin Opco will hold one hundred percent (100%) of the Company Membership Units. Immediately prior to the Closing, the parties hereto shall amend Exhibit 2.1 to set forth opposite each Seller’s name that number of Exchange Units or Exchange Stock, as applicable, to be received by such Seller as a result of the Exchange. For purposes of preparing Exhibit 2.1 at Closing, the Exchange Units and Exchange Stock will be allocated on a one-for-one basis.

(b) Subject to the terms and conditions of this Agreement, to the extent that the Class B Required Vote is received at the Parent Stockholder Meeting, Parent shall issue to each of SKT and EarthLink one share of Class B Common Stock, par value $0.01 per share, of Parent (“Parent Class B Common Stock”). The consideration paid under Section 2.1(a) and this Section 2.1(b) shall be referred to herein as the “Seller Consideration”.
(c) Helio and the Company shall take such action as necessary to cause each option to purchase Helio Class A Common Stock (a “Helio Option”) granted under the Amended and Restated Helio Equity Incentive Plan (the “Helio Equity Plan”) and each warrant to purchase shares of Helio Class A Common Stock (a “Helio Warrant”) which is outstanding as of immediately prior to the Closing (i) to become fully vested and exercisable such that the holders of Helio Options and Helio Warrants shall be entitled to exercise all or any portion of the Helio Options and Helio Warrants prior to the Closing and (ii) to be terminated, without payment to the holders of Helio Options and Helio Warrants of any consideration, as of the Closing.
Section 2.2 Additional Investments. (a) Subject to the terms and conditions of this Agreement, at the Closing, Parent hereby agrees to issue and sell to SKT, and SKT agrees to purchase from Parent, in exchange for the payment by SKT to Parent of the SKT Investment Amount (the “SKT Investment”), that number of shares of Convertible Preferred Stock (the “SKT Investment Shares”) equal to the quotient of (i) the SKT Investment Amount and (ii) $1,000.00.
(b) Subject to the terms and conditions of this Agreement, at the Closing, Parent hereby agrees to issue and sell to Virgin Group, and Virgin Group agrees to purchase from Parent, in exchange for the payment by Virgin Group to Parent of the Virgin Group Investment Amount (the “Virgin Group Investment”), that number of shares of Convertible Preferred Stock (the “Virgin Group Investment Shares”) equal to the quotient of (i) the Virgin Group Investment Amount and (ii) $1,000.00.
The SKT Investment and the Virgin Group Investment are referred to collectively as the “Investments”. The SKT Investment Shares and the Virgin Group Investment Shares are referred to collectively as the “Investment Shares”. Immediately after the Exchange, Parent will contribute the proceeds therefrom to Virgin Opco indirectly through Bluebottle USA Investments L.P. and Bluebottle USA Holdings L.P. in exchange for 50,000 preferred partnership units of Virgin Opco.
Section 2.3 Closing. A closing of the Exchange and the Investments (the “Closing”) shall be held as soon as practicable but no later than the fifth business day following the date upon which all conditions set forth in Article X (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or waived, or at such other date as Parent and the Sellers may agree (such date, the “Closing Date”).

Section 2.4 Delivery of Assignment of Interests. At the Closing, Helio shall deliver to Parent a certificate certifying to the ownership of the Company Membership Units by each Seller as set forth on Exhibit 2.1, and each Seller shall deliver an assignment or other acceptable instrument of transfer of the Company Membership Units owned by such Seller, duly executed by the Seller with (i) all such other documents as may be reasonably requested to vest in Virgin Opco good and marketable title to the Company Membership Units free and clear of any and all Encumbrances and (ii) all necessary documentary stamps. The Company shall record the transfer of the Company Membership Units described in this Section 2.4 on its transfer books.
Section 2.5 Issuances of Virgin Opco Partnership Units, Parent Class A Common Stock and Parent Class B Common Stock. At the Closing, (i) the Exchange Units shall be issued by Virgin Opco and registered on Virgin Opco’s transfer books and (ii) the Exchange Shares shall be issued by Parent and registered on Parent’s transfer books. Upon receipt of the Class B Required Vote, if applicable, shares of Parent Class B Common Stock in respect of the Seller Consideration received by SKT and EarthLink shall be issued by Parent and registered on Parent’s transfer books.
Section 2.6 Certificate of Designation. At or prior to the Closing, Parent shall file with the Secretary of State of the State of Delaware the Certificate of Designation to be effective in accordance with applicable Law.
Section 2.7 Issuances of Convertible Preferred Stock. (a) At the Closing, (i) the SKT Investment Shares will be issued by Parent and registered on Parent’s transfer books, and (ii) SKT will make payment to Parent of the SKT Investment Amount by wire transfer of immediately available funds to an account that Parent shall designate at least two business days prior to the Closing Date.
(b) At the Closing, (i) the Virgin Group Investment Shares will be issued by Parent and registered on Parent’s transfer books, and (ii) Virgin Group will make payment to Parent of the Virgin Group Investment Amount by wire transfer of immediately available funds to an account that Parent shall designate at least two business days prior to the Closing Date.
Section 2.8 Exemption from Registration; Legends. (a) The shares of Parent Class A Common Stock, Parent Class B Common Stock, Virgin Opco Partnership Units and the Convertible Preferred Stock to be issued pursuant to this Agreement will be issued in transactions exempt from registration under the Securities Act and may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and such other laws or pursuant to an exemption therefrom. The certificates or book entries, as the case may be, issued by Parent and Virgin Opco with respect to the shares of Parent Class A Common Stock, Parent Class B Common Stock, Virgin Opco Partnership Units and the Convertible Preferred Stock shall include the legend set forth below and such other such legends as may be reasonably necessary to comply with applicable U.S. federal securities laws and applicable “blue sky” laws. The Sellers understand that the Parent Class A Common Stock, Parent Class B Common Stock, Virgin Opco Partnership Units and Convertible Preferred Stock issued or issuable hereunder are characterized as “restricted securities” under applicable U.S. federal and state securities laws in as much as they are being acquired from Parent and Virgin Opco in a transaction not involving a public offering and that, pursuant to these laws and applicable regulations such shares and units may be resold without registration under the Securities Act only if Parent or Virgin Opco, as the case may be, has received an opinion of counsel or other evidence, reasonably satisfactory to Parent or Virgin Opco, as the case may be, and its counsel, that such registration is not required. In the absence of an effective registration statement covering the shares of Parent Class A Common Stock, Parent Class B Common Stock, the Virgin Opco Partnership Units and the Convertible Preferred Stock or an available exemption from registration under the Act, such shares and units must be held indefinitely. In this connection, each Seller represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. All certificates or book entries, as the case may be, representing shares of Virgin Opco Partnership Units, Convertible Preferred Stock, Parent Class A Common Stock and Parent Class B Common Stock, if any, issued pursuant to this Article II shall bear a legend to the effect that:
“THE [SHARES/PARTNERSHIP UNITS] REPRESENTED BY THIS [CERTIFICATE/BOOK ENTRY] ARE SUBJECT TO THE TRANSACTION AGREEMENT AMONG VIRGIN MOBILE USA, INC. AND THE OTHER PARTIES THERETO, DATED AS OF JUNE 27, 2008. THE TRANSACTION AGREEMENT CONTAINS, AMONG OTHER THINGS, CERTAIN PROVISIONS RELATING TO THE TRANSFER OF THE [SHARES/PARTNERSHIP UNITS] SUBJECT TO THE TRANSACTION AGREEMENT. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS [CERTIFICATE/BOOK ENTRY], DIRECTLY OR INDIRECTLY, MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF THE TRANSACTION AGREEMENT.
THE [SHARES/PARTNERSHIP UNITS] REPRESENTED BY THIS [CERTIFICATE/BOOK ENTRY] HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION FROM THE REQUIREMENTS OF THE SECURITIES ACT OR SUCH APPLICABLE STATE SECURITIES LAWS.”
(b) The legends described above will be removed as soon as practicable by Parent or Virgin Opco, with respect to any certificate or book entries, as the case may be, representing Virgin Opco Partnership Units, shares of Parent Class A Common Stock, Parent Class B Common Stock or Convertible Preferred Stock, by the delivery of substitute certificates or book entries, as the case may be, without such legend, in the event of a transfer permitted by this Agreement.

(c) Notwithstanding the foregoing, (i) SKT hereby agrees that it and its Affiliates shall not sell, assign, transfer, convey, pledge or otherwise dispose of (other than in connection with a bona fide pledge to a commercial bank to secure borrowings in the ordinary course of SKT’s business) any Virgin Opco Partnership Units, shares of Parent Class A Common Stock, Parent Class B Common Stock or Convertible Preferred Stock (y) received as part of the Seller Consideration until the eighteen (18) month anniversary of the Closing Date or (z) received as part of the SKT Investment until the earlier of (1) the eighteen (18) month anniversary of the Closing Date and (2) the twelve (12) month anniversary of the Closing Date if the Senior Credit Agreement has been repaid in full prior to such date, (ii) Virgin Group hereby agrees that it and its Affiliates shall not sell, assign, transfer, convey, pledge or otherwise dispose of (other than in connection with a bona fide pledge to a commercial bank to secure borrowings in the ordinary course of Virgin Group’s business) any Virgin Group Investment Shares until the earlier of (x) the eighteen (18) month anniversary of the Closing Date and (y) the twelve (12) month anniversary of the Closing Date if the Senior Credit Agreement has been repaid in full prior to such date, (iii) EarthLink hereby agrees that it and its Affiliates shall not sell, assign, transfer, convey, pledge or otherwise dispose of (other than in connection with a bona fide pledge to a commercial bank to secure borrowings in the ordinary course of EarthLink’s business) any Virgin Opco Partnership Units, shares of Parent Class A Common Stock or Parent Class B Common Stock received as part of the Seller Consideration until the six (6) month anniversary of the Closing Date, (iv) immediately following Closing, Helio shall have the right to freely distribute, assign, transfer or convey, by dividend or otherwise, any shares of Parent Class A Common Stock received by Helio as part of the Seller Consideration to the stockholders of record of Helio, without providing an opinion of counsel or other evidence to Parent or Virgin Opco that registration is not required, and (v) immediately following Closing, each Seller and Virgin Group shall have the right to freely distribute, assign, transfer or convey, by dividend or otherwise, any Virgin Opco Partnership Units, shares of Parent Class A Common Stock, Parent Class B Common Stock or Convertible Preferred Stock received as part of the Seller Consideration, the SKT Investment or Virgin Group Investment, as the case may be, to an Affiliate of such Seller or Virgin Group, without providing an opinion of counsel or other evidence to Parent or Virgin Opco that registration is not required. Any stockholder of Helio shall not distribute, assign, transfer or convey any shares of Parent Class A Common Stock received as part of the Seller Consideration unless such distribution, assignment, transfer or conveyance is made as part of an ordinary market transaction in compliance with Rule 144.
(d) In addition to the foregoing, the shares of Parent Class A Common Stock, Parent Class B Common Stock, Virgin Opco Partnership Units and the Convertible Preferred Stock to be issued pursuant to this Agreement shall be subject to the terms and conditions set forth in the Virgin Opco Partnership Agreement and, in the case of SKT and Virgin Group, the Stockholders’ Agreement, including, without limitation, any restrictions on transfer set forth therein.
Section 2.9 Closing Working Capital Adjustments. (a) The parties have contemplated that the Working Capital of the Company as of the Closing Date (the “Closing Working Capital”) will be negative Fifteen Million Dollars (-$15,000,000) (the “Working Capital Target”). For purposes of this Agreement, Working Capital shall be calculated in accordance with GAAP applied using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the preparation of the Audited Company Financial Statements, except with respect to the inclusion of Deemed Accruals in such calculation of Working Capital. All costs associated with the Restructuring shall either be accrued by the Company or be included as a Deemed Accrual prior to the earlier to occur of (i) the Closing and (ii) August 31, 2008.
(b) No later than four (4) business days prior to the Closing, the Company shall cause to be prepared and delivered to Parent a certificate setting forth a reasonable and good faith estimate of the Closing Working Capital (the “Estimated Working Capital”). Upon delivery of the Estimated Working Capital to Parent, the Company shall provide Parent and its representatives with reasonable access to the officers, employees, agreements and books and records of the Company to verify the accuracy of such amounts.
(c) Any amount by which the Estimated Working Capital is less than the Working Capital Target (the “Estimated Working Capital Deficit”) shall reduce the amount of Exchange Shares to be issued to the Sellers at the Closing in an aggregate amount equal to the number of Exchange Shares (valuing such Exchange Shares based on the average of the last reported sales prices of Parent Common Stock as reported by the NYSE for the 20 trading days preceding the Closing Date) equal to the sum of the amount by which the Working Capital Target exceeds the Estimated Working Capital.
Section 2.10 Post-Closing Working Capital Adjustments.
(a) The extent by which the Closing Working Capital is less than the Estimated Working Capital shall be deemed the “Working Capital Deficit”. The extent by which the Closing Working Capital is greater than the Estimated Working Capital shall be deemed the “Working Capital Surplus”. Any Working Capital Deficit shall be paid to Parent in accordance with Section 2.10(c), and, under certain circumstances, any Working Capital Surplus shall be paid to the Sellers in accordance with Section 2.10(c).
(b) Within fifteen (15) business days following the Closing, Parent shall prepare in good faith and deliver to SKT its calculation of the Company’s Working Capital. If SKT fails to object to such calculation within the fifteen (15) business day period set forth below, such amount shall become the “Closing Working Capital” for purposes hereof. If SKT objects to such calculation, then, within fifteen (15) business days following receipt by SKT of Parent’s calculation of Closing Working Capital, SKT shall submit in writing to Parent its calculation of Closing Working Capital prepared in good faith along with supporting documentation provided in reasonable detail, and the parties shall cooperate in good faith until a mutually acceptable calculation of Closing Working Capital is determined, which shall then become the “Closing Working Capital” for purposes hereof. In the event that the parties are unable to agree on the Closing Working Capital within five (5) business days following notice from SKT that it objects to Parent’s calculation, and the difference between SKT’s calculation and Parent’s calculation is $50,000 or less, then the “Closing Working Capital” for purposes hereof shall be the average of Parent’s Closing Working Capital calculation and SKT’s Closing Working Capital calculation.

In the event that the difference between Parent’s and SKT’s Closing Working Capital estimates exceeds $50,000, the parties shall jointly select and retain a nationally recognized independent firm of certified public accountants (the “Accounting Firm”) to determine the Closing Working Capital for purposes hereof. The cost of such review by the Accounting Firm shall be borne equally by Parent, on the one hand, and the Sellers, on the other. All Closing Working Capital calculations shall be prepared using the same accounting methods, standards, policies, practices, classifications and estimation methodologies as were used to prepare the Audited Company Financial Statements, except with respect to the inclusion of Deemed Accruals in such calculation of Working Capital. Parent will consult with SKT in the preparation of its calculation of Closing Working Capital. Prior to and following the delivery by Parent of its calculation of Closing Working Capital, Parent shall provide SKT and its advisors reasonable access to the books and records of Parent, including work papers of its accountants, and to any employees to the extent necessary for Sellers Agent to prepare its calculation of Closing Working Capital and to evaluate Parent’s calculation of Closing Working Capital.
(c) Following the determination of Closing Working Capital in accordance with the procedures set forth above, (i) in the event of a Working Capital Deficit, the Escrow Agent shall be directed by joint written instruction of SKT and Parent to pay the amount of the Working Capital Deficit by returning to Parent or Virgin Opco, as applicable, to retire and cancel, that number of Escrow Shares equal in value on the date of such determination (based on the average of the last reported sales prices of Parent Common Stock as reported by the NYSE for the preceding 20 trading days) to the Working Capital Deficit, and (ii) in the event of a Working Capital Surplus, then only if there shall have been a pre-Closing Estimated Working Capital Deficit that reduced the Seller Consideration received by the Sellers at the Closing pursuant to Section 2.9(c), Parent shall issue that number of shares of Exchange Stock, and Virgin Opco shall issue that number of Exchange Units, to the Sellers equal to the fewer of (A) that number of Exchange Shares reduced pursuant to Section 2.9(c), and (B) that number of Exchange Shares equal in value on the date of determination (based on the average of the last reported sales prices of Parent Common Stock as reported by the NYSE for the preceding 20 trading days) to the Working Capital Surplus.
Section 2.11 Escrow Account.
(a) At the Closing, Parent and Virgin Opco shall deliver, and the Sellers shall be deemed to have received and deposited, fifteen percent (15.0%) of the Virgin Opco Partnership Units and fifteen percent (15.0%) of the Parent Class A Common Stock issuable in the Exchange pursuant to Section 2.1(a) (the “Escrow Shares”) to a non-interest bearing escrow account (the “Escrow Account”) to be established by Parent with an escrow agent to be designated by Parent and approved by the Company prior to the Closing (the “Escrow Agent”), to be held by the Escrow Agent pursuant to the terms of an escrow agreement. Each Seller shall be deemed to have deposited into the Escrow Account such Seller’s pro rata share of the Escrow Shares (with Exchange Stock being deemed to have been deposited by Helio and Exchange Units being deemed to have been deposited by SKT and EarthLink), and such Escrow Shares shall be deducted from the Virgin Opco Partnership Units or Parent Class A Common Stock, as applicable, otherwise issuable to each such Seller pursuant to Section 2.1(a). Such Escrow

Shares shall provide security for the satisfaction of claims for (i) a Working Capital Deficit made by Parent pursuant to Sections 2.9 and 2.10 and (ii) indemnification claims made by the Parent Indemnified Parties pursuant to Article XII. Any fees and expenses of the Escrow Agent shall be paid by Parent. The Escrow Shares shall be retained in the Escrow Account until released pursuant to this Section 2.11 or Section 12.5. During the period in which the Escrow Shares are retained in the Escrow Account, they will be held for the benefit of the Sellers (and the Sellers shall be entitled to receive dividends and distributions on, and vote, such Escrow Shares), unless and until and to the extent it has been determined that Parent or any Parent Indemnified Party is entitled to retain any of the Escrow Shares in respect of a Working Capital Deficit or indemnification claims pursuant to Article XII, as the case may be.
(b) Within three (3) business days following the final determination of the Closing Working Capital in accordance with Section 2.10, Parent and the Seller Agent shall each instruct the Escrow Agent in writing to promptly (and, in any event, no later than five (5) business days after delivery of such instructions) deliver to the Sellers in proportion to their respective pro rata shares of the Seller Consideration (with Exchange Stock being delivered to Helio and Exchange Units being delivered to SKT and EarthLink) a number of Escrow Shares with a value equal to (i) five percent (5%) of the total amount of Escrow Shares minus (ii) the amount of Escrow Shares delivered to Parent pursuant to Section 2.10 to satisfy a Working Capital Deficit, if any.
(c) Within five (5) business days following the earlier of (i) the completion of the first full audit cycle of the Company after the Closing and (ii) March 31, 2010 (the “Initial Indemnity Escrow Release Date”), Parent and the Sellers Agent shall each instruct the Escrow Agent in writing to take the following actions:
(i) The Escrow Agent shall be instructed to retain aggregate Escrow Shares with a value (valuing such Escrow Shares based on the average of the last reported sales prices of Parent Common Stock as reported by the NYSE for the 20 trading days preceding the Initial Indemnity Escrow Release Date) that is equal to the sum of the aggregate Outstanding Claims at such time, if any (or such lesser amount of Escrow Shares as shall be remaining in the Escrow Account at such time) (collectively, the “Retained Escrow Consideration”); provided that the ratio of Exchange Stock to Exchange Units comprising the Retained Escrow Consideration shall be the same as the ratio of Exchange Stock to Exchange Units comprising the Escrow Shares initially deposited into the Escrow Account pursuant to Section 2.11(a) (the “Escrow Ratio”).
(ii) With respect to the Escrow Shares, if any, that are in excess of the Retained Escrow Consideration, the Escrow Agent shall be instructed to promptly (and, in any event, no later than five (5) business days after delivery of such instructions) deliver all of such Escrow Shares to the Sellers (with Exchange Stock being delivered to Helio and Exchange Units being delivered to SKT and EarthLink) in proportion to their respective pro rata shares of the Seller Consideration.

(iii) In the event and to the extent that after the Initial Indemnity Escrow Release Date (i) any Outstanding Claim, a Notice of Claim for which was delivered prior to the Initial Indemnity Escrow Release Date, is resolved against the relevant Parent Indemnified Party(ies) (such amount, a “Company Favorable Outcome”) and (ii) the value of the Retained Escrow Consideration (valuing such Escrow Shares based on the average of the last reported sales prices of Parent Common Stock as reported by the NYSE for the 20 trading days preceding the date on which the Outstanding Claim giving rise to the Company Favorable Outcome is resolved) exceeds the aggregate Outstanding Claims at such time, after giving effect to such Company Favorable Outcome (such excess, if any, the “Retained Escrow Excess”), each of Parent and the Sellers Agent shall, within three (3) business days of the resolution of such Company Favorable Outcome, instruct the Escrow Agent in writing to promptly (and, in any event, no later than five (5) business days after delivery of such instructions) distribute all of such Retained Escrow Excess to the Sellers (with Exchange Stock being delivered to Helio and Exchange Units being delivered to SKT and EarthLink) in proportion to their respective pro rata shares of the Seller Consideration.
(iv) In the event and to the extent that after the Initial Indemnity Escrow Release Date any Outstanding Claim, a Notice of Claim for which was delivered prior to the Initial Indemnity Escrow Release Date, is resolved in favor of the relevant Parent Indemnified Party(ies), each of Parent and the Sellers Agent shall promptly instruct the Escrow Agent in writing to promptly (and, in any event, no later than five business days after delivery of such instructions) deliver Retained Escrow Consideration, in accordance with the Escrow Ratio, to such Parent Indemnified Party(ies) in the manner set forth in Section 12.5.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND HELIO
Except as set forth in the disclosure schedule of the Company (the “Company Disclosure Schedule”), the Company and, for purposes of Sections 3.1(a), 3.1(c) and 3.3 only, Helio represent and warrant to each of Parent, Virgin Opco and Virgin Group as follows:
Section 3.1 Corporate Organization and Authority.
(a) Helio is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to own, lease and operate the properties owned, leased and operated by it and to carry on the operations of its business as now being conducted by it.

(b) The Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation, and has all requisite limited liability company power and authority to own, lease and operate the properties owned, leased and operated by it and to carry on the operations of its business as now being conducted by it. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it with respect to its business or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so duly qualified or in good standing has not had and would not individually, or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on the Company. The Company does not have any Subsidiaries and does not otherwise own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, directly or indirectly, any equity or similar interest in, any Person.
(c) Helio has the requisite corporate power and authority to execute and deliver this Agreement and each agreement or instrument to be executed and delivered in connection herewith or pursuant hereto, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement, the performance of the obligations of Helio hereunder and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by the Board of Directors of Helio, and except as set forth in Section 3.1(c) of the Company Disclosure Schedule, no other corporate actions on the part of Helio are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Helio and constitutes, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, a valid and binding obligation of Helio, enforceable against Helio in accordance with its terms, except that such enforcement may be subject to or limited by (i) the effect of bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting the rights of creditors generally and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).
(d) The Company has the requisite limited liability company power and authority to execute and deliver this Agreement and each agreement or instrument to be executed and delivered in connection herewith or pursuant hereto, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement, the performance of the obligations of the Company hereunder and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by the manager of the Company, and, except as set forth in Section 3.1(d) of the

Company Disclosure Schedule, no other corporate actions on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to or limited by (i) the effect of bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting the rights of creditors generally and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).
(e) The Company has provided a true and correct copy of the Company’s certificate of formation and the Company LLC Agreement, each as in effect as of the date of this Agreement, to the other Sellers and Parent. The Company’s certificate of formation and the Company LLC Agreement are in full force and effect, and no other organizational documents are applicable to or binding upon the Company.
Section 3.2 Capitalization.
(a) As of the date of this Agreement, there are 146,632,498 issued and outstanding Company Membership Units, of which 5,564,149 are “Common Membership Units” and 141,068,349 are “Preferred Membership Units.” Each Company Membership Unit is exchangeable, at the option of its holder, for one share of Helio’s Class A Common Stock, par value $0.01 per share (the “Helio Class A Common Stock”).
(b) Each of the Company Membership Units is duly authorized and validly issued, fully paid and nonassessable, and not subject to, nor were they issued in violation of, any preemptive rights.
(c) Except as set forth in Section 3.2(c) of the Company Disclosure Schedule there are no contracts relating to the voting, purchase or sale of Company Membership Units between or among the Company, any of its equity holders or any third party.
(d) Other than as set forth in this Section 3.2 or in Section 3.2(d) of the Company Disclosure Schedule, there are no outstanding (i) Company Membership Units or Company voting securities, (ii) subscriptions, options, warrants, restricted stock units, puts, calls, agreements or other commitments or rights of any type relating to the issuance, sale, repurchase or transfer of any securities of the Company or (iii) securities that are convertible into or exchangeable for any units of Company Membership Units or Company voting securities, and the Company has no obligation of any kind to issue any additional securities or to pay for, repurchase, redeem or otherwise acquire any securities of the Company or any of their respective predecessors. Other than as set forth in Section 3.2(d) of the Company Disclosure Schedule, there are no stock-appreciation rights, stock-based performance units, “phantom” stock rights or other contracts, agreements or obligations of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, unit price performance or other attribute of the Company or any of its businesses, assets, rights or properties or calculated in accordance therewith or to cause the Company to file a registration statement under the Securities Act, or which otherwise relate to the registration of any securities of the Company.
(e) As of the date of this Agreement, there are outstanding Helio Options granted under the Helio Equity Plan to purchase an aggregate of 14,747,726 shares of Helio Class A Common Stock and outstanding Helio Warrants to purchase an aggregate of 10,077,409 shares of Helio Class A Common Stock. Section 3.2(e) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of all outstanding (i) Helio Options, the number of shares of Helio Class A Common Stock subject thereto, the grant dates, vesting schedule, expiration dates, exercise prices and the names of the holders thereof and (ii) Helio Warrants. Each of the Helio Options was granted with an exercise price that was not less than the grant date fair market value of their underlying shares of Helio Class A Common Stock.
(f) True and correct copies of each of the Helio Warrants have been made available to Parent.
(g) Except as set forth in Section 3.2(g) of the Company Disclosure Schedule, the Company is subject to no obligation or requirement to provide funds for or to make any investment (including in the form of a loan or capital contribution) to or in any Person.
(h) The only outstanding indebtedness for borrowed money of the Company is set forth in Section 3.2(h) of the Company Disclosure Schedule.
(i) A true and correct list of all stockholders of Helio, including the number of shares of Helio Class A Common Stock or Helio’s Class B Common Stock, par value $0.01 per share, held by each stockholder, is set forth on Section 3.2(i) of the Company Disclosure Schedule.
Section 3.3 Consents and Approvals; No Violations.
(a) Except as set forth in Section 3.3(a) of the Company Disclosure Schedule, none of the execution and delivery of this Agreement, the other transaction agreements contemplated hereby to which it is a party and the performance by either the Company or Helio of its obligations hereunder will (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Helio or the Company LLC Agreement or certificate of formation of the Company, as applicable; (ii) result in a violation or breach of or default under (or give rise to any penalty or any right of termination, modification, cancellation or acceleration under) any Company Material Contract, (iii) result in the creation or imposition of any Encumbrance upon any shares of capital stock of Helio or equity interests of the Company or (iv) assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to in Section 3.3(b) have been obtained or made, as the case may be, violate any material applicable Law or Governmental Order to which the Company or Helio is subject, excluding from the foregoing clause (ii) such violations, defaults or breaches that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or Helio.
(b) Except for (i) if applicable, the filings required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the expiration or earlier termination of all waiting periods under the HSR Act, (ii) CFIUS Approval and (iii) the filings and compliance required by the applicable rules, regulations and policies of the FCC, including related analysis required by “Team Telecom” (including the United Stated Department of Homeland Security, the United States Department of Justice, The Federal Bureau of Investigation and the Central Intelligence Agency) (together with the CFIUS Approval, the “Required Regulatory Approvals”), no filing or registration with, notification to, or authorization, consent or approval of, any Governmental Authority is required in connection with the execution and delivery of this Agreement and the other transaction agreements contemplated hereby by the Company or Helio or the performance by the either the Company or Helio of its obligations hereunder and thereunder, other than (A) those that become applicable after the date hereof as a result of the matters specifically related to Parent or its Affiliates, (B) those required under applicable federal and state securities and “blue sky” laws, (C) any filings with and approvals of the NYSE and (D) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings, the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or Helio.
Section 3.4 Financial Statements.
(a) The Company has delivered to Parent a true and complete copy of (a) the unaudited balance sheet of Helio and the Company as of April 30, 2008 (the “Company Balance Sheet”) and the unaudited statements of operations and cash flows of Helio and the Company for the four (4) month period then ended (the “Unaudited Company Financial Statements”) and (b) the audited consolidated balance sheet of Helio and the Company as of each of December 31, 2007 and December 31, 2006 and the audited consolidated statement of income and cash flows of Helio and the Company for each of the fiscal years then ended (including, in each case, any footnotes thereto) (the “Audited Company Financial Statements” and, together with the Unaudited Company Financial Statements, the “Company Financial Statements”). The Audited Company Financial Statements were prepared in accordance with GAAP, applied on a consistent basis, and are consistent with the books and records of the Company. The Audited Company Financial Statements fairly present, in all material respects, the consolidated financial condition of Helio and the Company, as of the dates thereof and the consolidated results of operations and cash flows of Helio and the Company for the periods then ended. The Unaudited Company Financial Statements have been prepared on a basis consistent with the preparation of the Audited Company Financial Statements, except that the Unaudited Company Financial Statements are subject to normal year-end adjustments, do not contain footnotes and have not been audited by a third party accounting firm. The books and records of the Company have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements. Ernst & Young LLP is an independent registered public accounting firm with respect to Helio and has not resigned (or indicated that it declines to stand for re-appointment after completion of the current audit) or been dismissed as independent public accountants of Helio.
(b) To the Knowledge of the Company, the Company maintains a system of internal accounting controls sufficient to comply in all material respects with all applicable legal and accounting requirements. To the Knowledge of the Company, there are no significant deficiencies in the internal accounting controls which would reasonably be expected to adversely affect in any material respect the ability of the Company to record, process, summarize and report financial data. Neither the Company nor Helio has received written notice of any material complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices.
Section 3.5 Absence of Certain Changes; Undisclosed Liabilities.
(a) Except as set forth on Section 3.5(a) of the Company Disclosure Schedule, since December 31, 2007 through the date of this Agreement (i) the Company has conducted its business only in the ordinary course, in substantially the same manner in which it has previously been conducted and has not taken any action which, if it had been taken after the date hereof, would have required the prior written consent of Parent pursuant to clauses (i), (ii), (iv), (v), (vi), (vii), (ix), (xi), (xii), (xiv), (xv), (xvi), (xix), (xx) and (xxii) of Section 9.1(b) and (ii) there has not been any change, state of facts, circumstance, event, development or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
(b) Except as and to the extent set forth (i) in this Agreement, (ii) in the Company Disclosure Schedule, (iii) on the Company Balance Sheet or (iv) in the Company Financial Statements, and except for Liabilities incurred in the ordinary course of business since the date of the Company Balance Sheet, the Company does not have any Liabilities other than such Liabilities which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company is not a party to, and does not have any commitment to become a party to, (i) any contract, agreement, arrangement or undertaking associated with off balance sheet financing, including any arrangement for the sale of receivables or (ii) any interest rate, currency or other hedging contract, agreement, arrangement or undertaking relating to derivatives.

Section 3.6 Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company:
(a) Except as set forth in Section 3.6(a) of the Company Disclosure Schedule, all Tax Returns required by applicable Law to be filed by or on behalf of the Company have been timely filed in accordance with all applicable Laws (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, correct and complete.
(b) Except as set forth in Section 3.6(b) of the Company Disclosure Schedule, the Company has timely paid (or has had paid on its behalf) in full all Taxes due and payable (whether or not shown on such Tax Returns), or, where payment is not yet due or is being contested in good faith in accordance with appropriate proceedings, has made adequate provision for all such Taxes in its applicable Financial Statements as required by and in accordance with GAAP.
(c) No liens for Taxes exist with respect to any assets or properties of the Company, except for Permitted Encumbrances.
(d) Except as set forth in Section 3.6(d) of the Company Disclosure Schedule, no deficiencies for any material Taxes have been proposed or assessed in writing against or with respect to any Taxes required to be paid by or Tax Returns filed by the Company, and there are no audits or other proceedings now pending or threatened in writing against or with respect to the Company with respect to any material Tax.
(e) The Company Financial Statements reflect, in accordance with GAAP, an adequate reserve for all material Taxes payable by the Company for all taxable periods and portions thereof through the date of such financial statements, and the Company has not incurred any material liability for Taxes subsequent to the date of such financial statements other than in the ordinary course of the Company’s business.
(f) All Taxes which the Company is required by Law to withhold or to collect for payment have been duly withheld and collected and any such amounts that are required to be remitted to or deposited with any Taxing Authority have been duly remitted or deposited.
(g) Except as set forth in Section 3.6(g) of the Company Disclosure Schedule, and except with respect to tax audits in the ordinary course of its business, no unresolved claim has been made against the Company by any Taxing Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation in that jurisdiction.

(h) The Company (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return, (ii) is not a party to or bound by any Tax allocation, sharing or indemnification agreement or other similar arrangement with any Person other than Helio and (iii) has no liability for the Taxes of any Person under Treas. Reg. $1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.
(i) The Company has not participated in, and is not currently participating in, a “reportable transaction” within the meaning of Section 6011 of the Code or similar provision of state or local Law.
(j) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) a change in method of accounting occurring prior to the Closing Date, (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (iii) a prepaid amount received, or paid, prior to the Closing Date or (iv) deferred gains arising prior to the Closing Date.
(k) The Company is and has always been classified as a partnership for United States federal income Tax purposes.
(l) Except as set forth in Section 3.6(l) of the Company Disclosure Schedule, the Company has timely collected or paid (or has had paid on its behalf) in full all material regulatory surcharges, contributions, assessments or fees (whether federal, state, local or foreign) required by a Governmental Authority to be collected or paid by the Company (including, without limitation, universal service fund contributions, E911 surcharges and other relevant telecommunications fees) or, where payment is not yet due or is being contested in good faith in accordance with appropriate proceedings, has made adequate provision for all such fees and assessments in its applicable Financial Statements as required by and in accordance with GAAP.
Section 3.7 Employee Benefit Plans.
(a) Section 3.7(a) of the Company Disclosure Schedule lists (i) each deferred compensation and each bonus or other incentive compensation, stock option, stock appreciation right and other equity compensation plan, program or arrangement, (ii) each severance, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (iii) each profit-sharing, 401(k) savings or other “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA), (iv) each employment, retention or severance agreement, and (v) each other employee benefit plan, program, policy or agreement, excluding workers’ compensation plans and policies, in each case, that is entered into, sponsored by, maintained by, or contributed to or required to be contributed to by the Company or Helio or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with the Company or Helio would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA, for the benefit of any current or former employee, officer, director or individual consultant of the Company or Helio, or with respect to which the Company or Helio has or could have any liability under Title IV of ERISA (the “Company Employee Benefit Plans”); provided, however, that such list need not include (A) for purposes of clause (iv) above, any employment, retention or severance agreements, in each case, involving aggregate payments to any one individual of less than $200,000 or (B) for purposes of clause (v) above, any employee benefit plan, program, policy or agreement that is not material. Accurate and complete copies of all such Company Employee Benefit Plans have been made available to Parent and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description and other written communications (or a description of any oral communications) concerning the extent of the benefits provided under a Company Employee Benefit Plan; (iv) a summary of any proposed amendments or changes anticipated to be made to the Company Employee Benefit Plans at any time within the twelve months immediately following the date hereof, other than as required by Law, and (v) for the two most recent years (A) the Form 5500 and attached schedules and (B) audited financial statements.
(b) Except as set forth in Section 3.7(b) of the Company Disclosure Schedule, (i) all contributions required to be made with respect to each Company Employee Benefit Plan on or prior to the date of this Agreement, have been timely made or have been reflected on the Company Financial Statements; (ii) each Company Employee Benefit Plan has been operated in all material respects in accordance with its terms and the requirements of applicable Law; (iii) the Company has not incurred any direct or indirect Liability under, arising out of or by operation of Title IV of ERISA, in connection with the termination of, or withdrawal from, any Company Employee Benefit Plan or other retirement plan or arrangement that the Company, Helio or any ERISA Affiliate maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute which has not been satisfied in full, and no fact or event exists that could reasonably be expected to give rise to any such Liability; and (iv) none of the Company, any Company Employee Benefit Plan, nor any trustee or administrator thereof would reasonably be likely to be subject to either a material civil penalty assessed pursuant to section 409 or 502(i) of ERISA or a tax imposed pursuant to section 4975 or 4976 of the Code in an amount that would be material.
(c) No Company Employee Benefit Plan is or has since January 1, 2002 been subject to Title IV of ERISA or Section 302 of ERISA. None of the Company nor any ERISA Affiliate has since January 1, 2002, contributed to or been required to contribute to a “multiemployer pension plan,” as defined in Section 3(37) of ERISA.
(d) Except as required by applicable Law, none of the Company Employee Benefit Plans provide for post-employment medical or life insurance benefits.

(e) Except as disclosed in Section 3.7(e) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer, or (iii) limit or restrict the right of the Company to merge, amend or terminate any of the Company Employee Benefit Plans.
(f) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, result in any payments or benefits that would fail to be deductible under Section 280G of the Code.
(g) Except as set forth in Section 3.7(g) of the Company Disclosure Schedule, with respect to each Company Employee Benefit Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened, (ii) to the Knowledge of the Company, no facts or circumstances exist that could give rise to any such actions, suits or claims, and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Pension Benefit Guaranty Corporation (the “PBGC”), the Internal Revenue Service or other governmental agencies are pending, in progress or, to the Knowledge of the Company, threatened.
(h) Each Company Employee Benefit Plan that is subject to Code Section 409A has been administered in good faith compliance with the applicable requirements of Code Section 409A.
Section 3.8 Legal Proceedings. Except as set forth in Section 3.8 of the Company Disclosure Schedule, there are no civil, criminal or administrative actions, suits, claims, demands, hearings, indictments, proceedings or investigations (each, an “Action”) pending or, to the Knowledge of the Company, threatened against the Company (including cease and desist letters or requests or invitations for a license), which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company is not subject to any Governmental Order, which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. No officer or director of the Company is a defendant in any Action or, to the Knowledge of the Company, the subject of any investigation commenced by any Governmental Authority, in each case with respect to the performance of his or her duties as an officer and/or director of the Company.
Section 3.9 Compliance with Applicable Law. Except as set forth in Section 3.9 of the Company Disclosure Schedule, the Company is in compliance with all applicable Laws except for such non-compliance which would not reasonably be expected to have a Material Adverse Effect on the Company. Except as set forth in Section 3.9 of the Company Disclosure Schedule, all governmental approvals, permits, licenses and other governmental authorizations (collectively, “Permits”) required to conduct the business of the Company are in the possession of the Company, are in full force and effect and are being complied with, except for such Permits, the failure of which to possess, be in effect or be in compliance with would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company, there are no proceedings pending or, to the Knowledge of the Company, threatened that seek the revocation, cancellation, suspension or adverse modification of any such Permits.
Section 3.10 Certain Contracts and Arrangements. Section 3.10 of the Company Disclosure Schedule sets forth a list of the following contracts, agreements, arrangements or undertakings (written or otherwise) to which the Company is a party or by which any of its assets or properties are bound (collectively, the “Company Material Contracts”):
(a) any contract which involves (i) payment of fees to the Company or by the Company of more than $250,000 during the twelve (12) months prior to the date hereof, or involves guaranteed future payments, individually or in the aggregate, in excess of $250,000;
(b) the Company Leases;
(c) the Company Employee Benefit Plans;
(d) personal property lease agreements having a noncancellable term of more than one year or requiring annual rental payments of more than $150,000;
(e)(i) change in control and severance agreements; (ii) management, consulting and employment agreements requiring annual payments of more than $150,000; or (iii) commitments to enter into any such agreements;
(f) except as contemplated by this Agreement, (i) notes, mortgages, indentures, loan or credit agreements; (ii) security agreements each of which secures indebtedness of more than $500,000; (iii) other contracts and instruments reflecting obligations for borrowed money or other monetary indebtedness or otherwise relating to the borrowing of money by, or the extension of credit to, the Company, in each case creating an actual or potential obligation of the Company of more than $500,000; or (iv) commitments to enter into any such agreements;
(g) material licenses, agreements and other contracts for Intellectual Property (except licenses, agreements or other contracts for commercially available “off the shelf” software);
(h) any partnership, joint venture or other contracts involving the sharing of profits or losses;

(i) any contract for capital expenditures involving future payments in excess of $250,000 individually or $500,000 in the aggregate;
(j) outstanding guarantees or subordination agreements, other than those entered into in the ordinary course of business, under which the Company is or may become liable for or obligated to discharge, or any asset of the Company is or may become subject to the satisfaction of, any indebtedness, obligation, performance or undertaking of any Person other than the Company;
(k) any contract which requires that the Company deal exclusively in any material respect with any Person or group of related Persons or that contains a “most favored nation” clause in favor of a customer or vendor;
(l) any contract that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of its assets and properties or its business;
(m) contracts relating to the acquisition or disposition by the Company of any business or a portion thereof of any Person (whether by merger, sale of stock, sale of assets or otherwise), except such agreements or agreements as have already been fully performed;
(n) any agreement that (i) limits in any material respect the freedom of the Company to compete in any line of business or with any Person or in any area, or (ii) which otherwise prohibits the development, manufacture, marketing or distribution or sale of the products and services of the Company to any Person;
(o) any contract that restricts the declaration, set aside or payment of any dividends or distributions on, or in respect of, any equity interest of the Company;
(p) any collective bargaining agreement or other contract with a labor union, labor organization, workers council or similar body; and
(q) any contract relating to any hedging arrangement, including commodity or currency hedging arrangements.
Except as set forth in Section 3.10 of the Company Disclosure Schedule, (i) each Company Material Contract is legal, valid, binding and enforceable against the Company, and, to the Knowledge of the Company, each other party to such Company Material Contract, and to the Knowledge of the Company, is in full force and effect; (ii) neither the Company nor, to the

Knowledge of the Company, any other party thereto is in breach or default with respect to any Company Material Contract; and (iii) to the Knowledge of the Company, no event has occurred which with notice or lapse of time would constitute a breach or default by the Company, or permit termination, modification, or acceleration, under any Company Material Contract except as to (ii) and (iii) above for such breaches and defaults as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company.
Section 3.11 Real Property.
(a) The Company does not own any real property.
(b) Section 3.11(b) of the Company Disclosure Schedule sets forth a complete and correct list of all Company Leased Real Property as of the date hereof specifying information sufficient to identify all such Company Leased Real Property. Each Company Lease grants the Company the right to use and occupy the applicable Company Leased Real Property in accordance with the terms thereof, subject to Permitted Encumbrances. The Company Leases are valid, binding, in full force and effect, and are enforceable against the lessor thereunder and the Company has quiet possession of the leasehold estate or other interest created by each such Company Lease. Except as set forth in Section 3.11(b) of the Company Disclosure Schedule, there are no existing defaults by the Company beyond any applicable grace periods under the Company Leases. Except as set forth in Section 3.11(b) of the Company Disclosure Schedule, neither the Company has assigned or sublet any interest in any premises demised under the Company Leases.
(c) Complete and correct copies of all Company Leases set forth on Section 3.11(b) of the Company Disclosure Schedule have previously been made available to Parent.
Section 3.12 Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company:
(a) Subject to and except to the extent of, any claims by third parties of infringement or invalidity, including any opposition, reexamination, cancellation or interference proceedings or other similar actions challenging the validity, existence, ownership or use of any Intellectual Property (but without limiting any representations and warranties in this agreement other than in this Section 3.12(a) with respect to the foregoing), the Company owns (free and clear of all Encumbrances, other than Permitted Encumbrances), or is licensed or to the Knowledge of the Company otherwise has a valid right to use, all Intellectual Property currently used in the conduct of the business of the Company, and Company and/or Virgin Opco will have such rights after Closing, pursuant to the assignments in Exhibits E-1, E-2 and E-3 and otherwise;

(b) except as set forth on Section 3.12(b) of the Company Disclosure Schedule: to the Knowledge of the Company (i) neither the conduct of the business of the Company, nor any Intellectual Property owned by it infringes, misappropriates, dilutes, or violates any Person’s rights; and (ii) no third party is engaged in any activity that infringes, dilutes, misappropriates or violates any Intellectual Property owned by the Company;
(c) all patented and registered Intellectual Property (and applications therefor) owned by the Company are unexpired and subsisting, have not been abandoned or cancelled, all application, renewal and maintenance fees and filings in relation thereto have been paid and filed in full, and, to the Knowledge of the Company, all patented and registered Intellectual Property (and applications therefor) are valid and enforceable;
(d) except as set forth in Section 3.12(d) of the Company Disclosure Schedule, the Company has not received any written notice alleging that the conduct of its business or any Intellectual Property owned or used by it infringes, dilutes, misappropriates or violates any Person’s rights, or that challenges the Company’s ownership of, or right to use, or the validity, enforceability or registrability of its Intellectual Property. The Company has not made any claim in writing that a third party has infringed, diluted, misappropriated or violated any Intellectual Property owned by it. Except as described in Section 3.12(d) of the Company Disclosure Schedule, there are no actual or, to the Knowledge of the Company, threatened opposition proceedings, reexamination proceedings, cancellation proceedings, interference proceedings or other similar actions challenging the validity, existence or ownership of any Intellectual Property owned by the Company. To the Knowledge of the Company, there is no basis for any claim regarding any of the foregoing matters in this Section 3.12(d); and
(e) all employees and contractors engaged by the Company, and who have created Intellectual Property in the course of their employment or engagement by the Company, have executed assignments that assign to the Company, such employee or contractor’s right, title and interest to such Intellectual Property created in the course of being employed or engaged by the Company. The Company takes commercially reasonable efforts to: (i) protect and maintain the confidentiality of its Trade Secrets, and (ii) prevent unauthorized access to its computer systems, software, and websites.
Section 3.13 Brokerage and Finders’ Fees. Except for the Company’s obligations to Goldman Sachs & Co. and Montgomery & Co. LLC, neither the Company nor any of its directors, officers or employees has incurred or will incur on behalf of the Company any brokerage, finders’, investment banking or similar fee in connection with the transactions contemplated by this Agreement.
Section 3.14 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company:
(a) the Company has not received (A) any written notice from any Governmental Authority alleging that it has not complied with applicable Environmental Laws, or (B) any written notice, demand, claim or request for information alleging that the Company may be in violation of, liable under or have obligations under any Environmental Law;

(b) the Company has not received a written notice that it is subject to liability for any Hazardous Substance disposal or contamination in violation of any Environmental Law on the property of any third party; and
(c) the Company is not subject to any orders, decrees or injunctions by any Governmental Authority or is subject to any indemnity claim pursuant to any indemnity agreement with any third party addressing liability under any Environmental Law.
Section 3.15 Labor Matters. Except as set forth in Section 3.15 of the Company Disclosure Schedule and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (i) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to the Knowledge of the Company, threatened against the Company, (ii) no union or labor organization represents, or to the Knowledge of the Company claims to represent, any group of employees with respect to their employment by the Company and no union organizing campaign with respect to the employees of the Company is underway, or to the Knowledge of the Company, threatened, (iii) there is no unfair labor practice charge or complaint against the Company pending or, to the Knowledge of the Company, threatened before the National Labor Relations Board or any similar state or foreign agency, (iv) there is no grievance pending relating to any collective bargaining agreement or other grievance procedure and (v) no charges with respect to or relating to the Company are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices.
Section 3.16 Insurance. Section 3.16 of the Company Disclosure Schedule sets forth a complete list of all material insurance policies owned or held by the Company. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, with respect to each such insurance policy: (i) the policy is legal, valid and binding and enforceable against the Company in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (ii) the Company is not in material breach or default under the policy and (iii) no notice of cancellation or termination has been received other than in connection with ordinary renewals or in the ordinary course of business.
Section 3.17 Transactions with Affiliates. Except as set forth in Section 3.17 of the Company Disclosure Schedule, there are currently no existing contracts, agreements, arrangements, undertakings or transactions (including any direct or indirect ownership interest in any property or assets used in or necessary for use in the conduct of business by the Company), or any related series thereof other than employment arrangements or relationships or pursuant to Company Employee Benefit Plans, between the Company, on the one hand, and any of the directors, officers, or other Affiliates of the Company, including Helio, SKT or EarthLink, or any of their respective Affiliates or family members, on the other.

Section 3.18 Accounts Payable. Section 3.18 of the Company Disclosure Schedule sets forth all accounts payable and liabilities, obligations and commitments, regardless of when asserted, billed or imposed, of the Company as of May 31, 2008.
Section 3.19 Information Supplied. None of the written information supplied or to be supplied by or on behalf of the Company or Helio specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of Parent and at the time of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading with respect to the Company or Helio, as the case may be.
Section 3.20 Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III AND IN CERTAIN SECTIONS OF THE COMPANY DISCLOSURE SCHEDULE, THE COMPANY AND HELIO DO NOT MAKE AND HAVE NOT MADE ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, RELATING TO THE COMPANY OR HELIO OR THEIR RESPECTIVE BUSINESSES, INCLUDING ANY REPRESENTATIONS OR WARRANTIES AS TO THE FUTURE SALES, PROFITABILITY OR LIQUIDITY OF THE COMPANY OR HELIO OR THEIR RESPECTIVE BUSINESSES. ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED BY THE COMPANY AND HELIO.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SKT
SKT represents and warrants to Parent and Virgin Group as follows:
Section 4.1 Corporate Organization and Authority.
(a) SKT is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to own, lease and operate the properties owned, leased and operated by it and to carry on the operations of its business as now being conducted by it.
(b) SKT has the requisite corporate power and authority to execute and deliver this Agreement and each agreement or instrument to be executed and delivered in connection herewith or pursuant hereto, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement, the performance of the obligations of SKT hereunder and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by the Board of Directors of SKT, and no other corporate actions on the part of SKT are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by SKT and constitutes, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, a valid and binding obligation of SKT, enforceable against SKT in accordance with its terms, except that such enforcement may be subject to or limited by (i) the effect of bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting the rights of creditors generally and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).
Section 4.2 Consents and Approvals; No Violations.
(a) None of the execution and delivery of this Agreement, the other transaction agreements contemplated hereby to which it is a party and the performance by SKT of its obligations hereunder will (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of SKT; (ii) result in a violation or breach of or default under (or give rise to any penalty or any right of termination, modification, cancellation or acceleration under) any material contract, agreement, arrangement or undertaking of SKT, or (iii) assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to in Section 4.2(b) have been obtained or made, as the case may be, violate any applicable Law or Governmental Order to which SKT is subject, excluding from the foregoing clause (ii) such defaults or breaches that would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement.
(b) Except for the filings required by the HSR Act, if applicable, and the Required Regulatory Approvals, no filing or registration with, notification to, or authorization, consent or approval of, any Governmental Authority is required in connection with the execution and delivery of this Agreement and the other transaction agreements contemplated hereby by SKT or the performance by SKT of its obligations hereunder and thereunder, other than (i) those that become applicable after the date hereof as a result of the matters specifically related to the other parties hereto, (ii) those required under applicable federal and state securities and “blue sky” laws and (iii) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings, the failure of which to be obtained or made would not reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement.
Section 4.3 Brokerage and Finders’ Fees. Neither SKT nor any of its respective directors, officers or employees has incurred or will incur on behalf of SKT any brokerage, finders’, investment banking or similar fee in connection with the transactions contemplated by this Agreement.
Section 4.4 Information Supplied. None of the written information supplied or to be supplied by or on behalf of SKT specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of Parent and at the time of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading with respect to SKT.

Section 4.5 Acquisition of SKT Investment Shares; Ability to Evaluate and Bear Risk.
(a) SKT is an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act. SKT will acquire the SKT Investment Shares for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any intention of distributing or selling such SKT Investment Shares. SKT acknowledges that the SKT Investment Shares will not have been registered under the Securities Act and acknowledges and agrees that such SKT Investment Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities Laws, except pursuant to an exemption from such registration under the Securities Act and such Laws.
(b) SKT is able to bear the economic risk of holding the SKT Investment Shares for an indefinite period and has knowledge and experience in financial and business matters such that it is capable of evaluating the risks of the investment in such SKT Investment Shares.
(c) SKT has, and will maintain, sufficient funds necessary to pay in cash the SKT Investment Amount.
Section 4.6 Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV, SKT DOES NOT MAKE AND HAS NOT MADE ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, RELATING TO SKT OR THE COMPANY OR THEIR RESPECTIVE BUSINESSES, INCLUDING ANY REPRESENTATIONS OR WARRANTIES AS TO THE FUTURE SALES, PROFITABILITY OR LIQUIDITY OF THE COMPANY OR ITS RESPECTIVE BUSINESSES. ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED BY SKT.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF EARTHLINK
EarthLink represents and warrants to Parent and Virgin Group as follows:
Section 5.1 Corporate Organization and Authority.
(a) EarthLink is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to own, lease and operate the properties owned, leased and operated by it and to carry on the operations of its business as now being conducted by it.
(b) EarthLink has the requisite corporate power and authority to execute and deliver this Agreement and each agreement or instrument to be executed and delivered in connection herewith or pursuant hereto, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement, the performance of the obligations of EarthLink hereunder and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by the Board of Directors of EarthLink, and no other corporate actions on the part of SKT are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by EarthLink and constitutes, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, a valid and binding obligation of EarthLink, enforceable against EarthLink in accordance with its terms, except that such enforcement may be subject to or limited by (i) the effect of bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting the rights of creditors generally and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).
Section 5.2 Consents and Approvals; No Violations.
(a) None of the execution and delivery of this Agreement, the other transaction agreements contemplated hereby to which it is a party and the performance by EarthLink of its obligations hereunder will (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of EarthLink; (ii) result in a violation or breach of or default under (or give rise to any penalty or any right of termination, modification, cancellation or acceleration under) any material contract, agreement, arrangement or undertaking of EarthLink, or (iii) assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to in Section 5.2(b) have been obtained or made, as the case may be, violate any applicable Law or Governmental Order to which EarthLink is subject, excluding from the foregoing clause (ii) such defaults or breaches that would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement.
(b) Except for the filings required by the HSR Act, if applicable, and the Required Regulatory Approvals, no filing or registration with, notification to, or authorization, consent or approval of, any Governmental Authority is required in connection with the execution and delivery of this Agreement and the other transaction agreements contemplated hereby by EarthLink or the performance by EarthLink of its obligations hereunder and thereunder, other than (i) those that become applicable after the date hereof as a result of the matters specifically related to the other parties hereto, (ii) those required under applicable federal and state securities and “blue sky” laws and (iii) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings, the failure of which to be obtained or made would not reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement.
Section 5.3 Brokerage and Finders’ Fees. Neither EarthLink nor any of its respective directors, officers or employees has incurred or will incur on behalf of EarthLink any brokerage, finders’, investment banking or similar fee in connection with the transactions contemplated by this Agreement.
Section 5.4 Information Supplied. None of the written information supplied or to be supplied by or on behalf of EarthLink specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of Parent and at the time of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading with respect to EarthLink.
Section 5.5 Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE V, EARTHLINK DOES NOT MAKE AND HAS NOT MADE ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, RELATING TO EARTHLINK OR THE COMPANY OR THEIR RESPECTIVE BUSINESSES, INCLUDING ANY REPRESENTATIONS OR WARRANTIES AS TO THE FUTURE SALES, PROFITABILITY OR LIQUIDITY OF THE COMPANY OR ITS RESPECTIVE BUSINESSES. ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED BY EARTHLINK.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PARENT AND VIRGIN OPCO
Except as set forth in the disclosure schedule of Parent (the “Parent Disclosure Schedule”), Parent and Virgin Opco represent and warrant to the Company, Helio, SKT, EarthLink and Virgin Group as follows:
Section 6.1 Corporate Organization and Authority.
(a) Parent is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to own, lease and operate the properties owned, leased and operated by it and to carry on the operations of its business as now being conducted by it. Parent is duly qualified to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it with respect to its business or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so duly qualified or in good standing has not had and would not individually, or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Parent or Virgin Opco.
(b) Each of the Subsidiaries of Parent is duly organized, validly existing and in good standing under the Laws of the jurisdiction of organization, and has all requisite corporate or other power and authority to own, lease and operate the properties owned, leased and operated by it and to carry on the operations of its business as now being conducted. Each of the Subsidiaries of Parent is duly qualified to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it with respect to its business or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so duly qualified or in good standing has not had and would not individually, or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Parent or Virgin Opco.
(c) Parent has the requisite corporate power and authority to execute and deliver this Agreement and each agreement or instrument to be executed and delivered in connection herewith or pursuant hereto, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement, subject to the receipt of (i) the affirmative vote of a majority of votes cast at a meeting at which a majority of the outstanding shares held by Parent’s stockholders are present and voting (the “NYSE Required Vote”) to authorize the issuance of Parent Class A Common Stock upon conversion of the Convertible Preferred Stock into shares of Parent Class A Common Stock, under Rule 312.03 of the NYSE (the “NYSE Proposal”), (ii) for the issuances of Parent Class B Common Stock, the affirmative vote of the holders of at least 66-2/3% of the then outstanding stock of Parent entitled to vote generally in the election of directors (the “Class B Required Vote”) to amend the certificate of incorporation of Parent to increase the number of authorized shares of Parent Class B Common Stock to three (the “Class B Proposal”) and (iii) the affirmative vote of the holders of at least 66-2/3% of the then outstanding stock of Parent entitled to vote generally in the election of directors (the “Article VIII Required Vote” and together with the NYSE Required Vote and the Class B Required Vote, the “Parent Required Votes”) to amend Article VIII of the certificate of incorporation of Parent to include SKT as a “Founding Stockholder” (the “Article VIII Proposal” and together with the NYSE Proposal and the Class B Proposal, the “Parent Proposals”). The execution and delivery of this Agreement, the performance of the obligations of Parent hereunder and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by the Board of Directors of Parent, and, except for the Parent Required Votes, no other corporate actions on the part of Parent is necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and constitutes, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, a valid and binding obligation of Parent, enforceable against each of them in accordance with its terms, except that such enforcement may be subject to or limited by (A) the effect of bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting the rights of creditors generally and (B) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(d) Virgin Opco has the requisite partnership power and authority to execute and deliver this Agreement and each agreement or instrument to be executed and delivered in connection herewith or pursuant hereto, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement, the performance of the obligations of Virgin Opco hereunder and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by the general partner of Virgin Opco, and except as set forth in Section 6.1(d) of the Parent Disclosure Schedule, no other partnership actions on the part of Virgin Opco are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Virgin Opco and constitutes, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, a valid and binding obligation of Virgin Opco, enforceable against Virgin Opco in accordance with its terms, except that such enforcement may be subject to or limited by (i) the effect of bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting the rights of creditors generally and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).
(e) Parent has provided a true and correct copy of its certificate of incorporation and bylaws to the Company, Helio, SKT and EarthLink as in effect as of the date of this Agreement. Such certificate of incorporation and bylaws are in full force and effect, and no other organizational documents are applicable to or binding upon Parent.
(f) Virgin Opco has provided a true and correct copy of the Virgin Opco Partnership Agreement to the Company, Helio, SKT and EarthLink as in effect as of the date of this Agreement. The Virgin Opco Partnership Agreement is in full force and effect, and no other organizational documents are applicable to or binding upon the Company.
Section 6.2 Capitalization.
(a) As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 200,000,000 shares of Parent Class A Common Stock, par value $0.01 per share (“Parent Class A Common Stock”), of which 53,185,439.22 shares are issued and outstanding, (ii) one share of Parent Class B Common Stock, which is issued and outstanding, (iii) 999,999 shares of Class C Common Stock, par value $0.01 per share, of which 115,062 shares are issued and outstanding, and (iv) 25,000,000 shares of Preferred Stock, par value $0.01 per share, none of which are outstanding. The number of authorized and unissued shares of Parent Class A Common Stock are sufficient to issue the Seller Consideration hereunder, including shares of Parent Class A Common Stock to be reserved for issuance upon conversion of the Virgin Opco Partnership Units to be issued as Seller Consideration hereunder and the Investment Shares.

(b) Other than as set forth in Section 6.2(a) of this Agreement or in Section 6.2(b) of the Parent Disclosure Schedule, there are no outstanding (i) shares of Parent capital stock or Parent voting securities, (ii) subscriptions, options, warrants, restricted stock units, puts, calls, agreements or other commitments or rights of any type relating to the issuance, sale, repurchase or transfer of any securities of Parent, or (iii) other than the Virgin Opco Partnership Units, securities that are convertible into or exchangeable for any shares of Parent capital stock or Parent voting securities, neither Parent nor any of its Subsidiaries has any obligation of any kind to issue any additional securities or to pay for, repurchase, redeem or otherwise acquire any securities of Parent or any of its Subsidiaries or any of their respective predecessors. Each of Virgin Group and Sprint has waived its subscription rights under the Stockholders’ Agreement, and Parent has provided evidence of such waiver to the Company and SKT.
(c) Each outstanding share of Parent capital stock is, and each share of Parent capital stock that will be issued pursuant to this Agreement will be, when issued, duly authorized and validly issued, fully paid and nonassessable, and not subject to any preemptive rights. The issuance and sale of all of the shares of capital stock described in this Section 6.2 have been and will be in compliance with United States federal and state securities laws. Except as may be provided in the Registration Rights Agreement, neither Parent nor any of its Subsidiaries is obligated to register any securities under the Securities Act or under any state securities law or has granted registration rights to any individual or entity.
(d) Except as set forth in Section 6.2(d) of the Parent Disclosure Schedule and other than the Voting Agreements, there are no agreements relating to the voting, purchase or sale of Parent capital stock between or among Parent and any of its stockholders, option holders or any third party.
(e) As of the date of this Agreement, there are 65,195,723 Virgin Opco Partnership Units issued and outstanding. Each Virgin Opco Partnership Unit is exchangeable, at the option of its holder, for one share of Parent Class A Common Stock.
(f) Other than as set forth in this Section 6.2 or in Section 6.2(f) of the Parent Disclosure Schedule, there are no outstanding (i) equity interests of Virgin Opco, (ii) subscriptions, options, warrants, restricted stock units, puts, calls, agreements or other commitments or rights of any type relating to the issuance, sale, repurchase or transfer of any equity interest of Virgin Opco or (iii) securities that are convertible into or exchangeable for any equity interests of Virgin Opco and Virgin Opco does not have any obligation of any kind to issue any additional securities or to pay for, repurchase, redeem or otherwise acquire any securities of Virgin Opco.
(g) Each of the Virgin Opco Partnership Units is, and each Virgin Opco Partnership Unit that may be issued pursuant to this Agreement will be, duly authorized and validly issued, fully paid and nonassessable, and not subject to, nor were they issued in violation of, any preemptive rights.

(h) Except as set forth in Section 6.2(h) of the Parent Disclosure Schedule, there are no contracts relating to the voting, purchase or sale of Virgin Opco Partnership Units between or among the Virgin Opco, any of its equity holders or any third party.
Section 6.3 Consents and Approvals; No Violations.
(a) None of the execution and delivery of this Agreement, the other transaction agreements contemplated hereby to which it is a party and the performance by either the Parent or Virgin Opco of its obligations hereunder will (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws (or similar organizational documents) of Parent or any of its Subsidiaries, as applicable; (ii) result in a violation or breach of or default under (or give rise to any right of termination, cancellation or acceleration under) any Parent Material Contract; (iii) result in the creation or imposition of any Encumbrance upon any shares of the capital stock or equity interests of Parent or any of its Subsidiaries; or (iv) assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to in Section 6.3(b) below have been obtained or made, as the case may be, violate any applicable Law or Governmental Order to which Parent or any of its Subsidiaries is subject, excluding from the foregoing clause (ii) such defaults or breaches that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or Virgin Opco. Notwithstanding the foregoing, Parent represents that it has obtained all approvals, consents and waivers required under either the Subordinated Credit Agreement or the Amended and Restated Credit Agreement, dated July 19, 2006, as amended on September 21, 2007, between Virgin Opco and the lenders thereto required in connection with the transactions contemplated by this Agreement, including all approvals, consents and waivers required to ensure that no “event of default” shall occur as a result of any of the transactions contemplated by this Agreement and that it has delivered true and correct copies of all such approvals, consents and waivers to the Company, Virgin Group and SKT.
(b) Except for the filings required by the HSR Act, if applicable, and the Required Regulatory Approvals, no filing or registration with, notification to, or authorization, consent or approval of, any Governmental Authority is required in connection with the execution and delivery of this Agreement and the other transaction agreements contemplated hereby by Parent and Virgin Opco or the performance by Parent and Virgin Opco of their obligations hereunder and thereunder, other than (i) those that become applicable after the date hereof as a result of the matters specifically related to the Company, (ii) those required under applicable federal and state securities and “blue sky” laws, (iii) any filings with and approvals of the NYSE, and (iv) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings, the failure of which to be obtained or made would not have a Material Adverse Effect on Parent or Virgin Opco.
Section 6.4 Parent SEC Reports and Financial Statements.
(a) Parent has timely filed with the SEC all forms and documents required to be filed by it since October 11, 2007, including (i) its Annual Report on Form 10-K for the year ended December 31, 2007, (ii) its Quarterly Reports on Form 10-Q, (iii) all proxy statements relating to meetings of shareholders of Parent (in the form mailed to shareholders), and (iv) all other forms, reports and registration statements required to be filed by Parent with the SEC. The documents described in clauses (i)-(iv) above, in each case as amended (whether filed prior to, on or after the date of this Agreement), are referred to in this Agreement collectively as the “Parent SEC Documents.” As of their respective dates or, if amended and publicly available prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, the Parent SEC Documents, including the financial statements and schedules provided therein or incorporated by reference therein, (A) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (B) complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act, the Sarbanes-Oxley Act and other applicable Laws as the case may be, and the applicable rules and regulations of the SEC thereunder. None of the Subsidiaries of Parent is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the SEC, NYSE, any stock exchange or any other comparable Governmental Authority.
(b) The March 31, 2008 consolidated balance sheet of Parent and its Subsidiaries (the “Parent March Balance Sheet”) and the related consolidated statements of operations and comprehensive income (loss), changes in stockholders’ equity and cash flows (including, in each case, the related notes, where applicable), as reported in Parent’s Quarterly Report on Form 10-Q for the three months ended March 31, 2008 filed with the SEC under the Exchange Act, and the December 31, 2007 consolidated balance sheet of Parent and its Subsidiaries (the “Parent December Balance Sheet” and together with the Parent March Balance Sheet the “Parent Balance Sheet”) and the related consolidated statements of operations and comprehensive income (loss), changes in stockholders’ equity and cash flows (including, in each case, the related notes, where applicable), as reported in Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the SEC under the Exchange Act, fairly present, and the financial statements to be filed by Parent with the SEC after the date of this Agreement will fairly present, in all material respects, the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders’ equity of Parent and its Subsidiaries as of the respective dates or for the respective fiscal periods therein set forth; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed by Parent with the SEC after the date of this Agreement will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed by Parent with the SEC after the date of this Agreement will be, prepared in accordance with GAAP, applied on a consistent basis, and are consistent with the books and records of Parent (subject in the case of unaudited statements to normal year-end adjustments and the exclusion of certain footnotes thereto) consistently applied during the periods involved. The books and records of Parent and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements. PricewaterhouseCoopers LLP is an independent registered public accounting firm with respect to Parent and has not resigned (or indicated that it declines to stand for re-appointment after completion of the current audit) or been dismissed as independent public accountants of Parent.

(c) Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including without limitation any contract relating to any transaction or relationship between or among Parent and any of the Subsidiaries of the Parent, on the one hand, and any unconsolidated affiliate, including without limitation any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the Exchange Act)).
(d) Neither Parent nor any of its Subsidiaries has outstanding or, since October 11, 2007, extended or maintained, credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Parent as prohibited under Section 402 of the Sarbanes-Oxley Act.
Section 6.5 Absence of Certain Changes; Undisclosed Liabilities.
(a) Since December 31, 2007 Parent and each of its Subsidiaries have conducted their respective businesses only in the ordinary course, in substantially the same manner in which they have previously been conducted.
(b) Except as and to the extent set forth (i) in this Agreement, (ii) in the Parent Disclosure Schedule or (iii) on the Parent Balance Sheet, and except for Liabilities incurred in the ordinary course of business since the date of the Parent December Balance Sheet, neither Parent nor any of its Subsidiaries has any Liabilities other than such Liabilities which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or Virgin Opco.
Section 6.6 Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or Virgin Opco:
(a) All Tax Returns required by applicable Law to be filed by or on behalf of Parent or any of its Subsidiaries have been timely filed in accordance with all applicable Laws (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, correct and complete.
(b) Parent and its Subsidiaries have timely paid (or has had paid on its behalf) in full all Taxes due and payable (whether or not shown on such Tax Returns), or, where payment is not yet due, have made adequate provision for all such Taxes in its applicable Financial Statements included in the most recent Parent SEC Documents in accordance with GAAP.

(c) No liens for Taxes exist with respect to any assets or properties of Parent or any of its Subsidiaries, except for Permitted Encumbrances.
(d) Except as forth in Section 6.6(d) of the Parent Disclosure Schedule, no deficiencies for any material Taxes have been proposed or assessed in writing against or with respect to any Taxes required to be paid by or Tax Returns filed by or on behalf of Parent or any of its Subsidiaries and there are no audits or other proceedings now pending or threatened in writing against or with respect to Parent or any of its Subsidiaries with respect to any material Tax.
(e) The financial statements included in the most recent Parent SEC Documents reflect, in accordance with GAAP, an adequate reserve for all material Taxes payable by Parent and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements, and neither Parent nor any of its Subsidiaries has incurred any material liability for Taxes subsequent to the date of such financial statements other than in the ordinary course of Parent’s or such Subsidiary’s business.
(f) All Taxes which Parent or any of its Subsidiaries are required by Law to withhold or to collect for payment have been duly withheld and collected and any such amounts that are required to be remitted to or deposited with any Taxing Authority have been duly remitted or deposited.
(g) Except with respect to audits by Taxing Authorities in the ordinary course of business, no unresolved claim has been made against Parent or any of its Subsidiaries by any Taxing Authority in a jurisdiction where Parent or any of its Subsidiaries does not file Tax Returns that Parent or any of its Subsidiaries is or may be subject to taxation in that jurisdiction.
(h) Except as set forth in Section 6.6(h) of the Parent Disclosure Schedule, none of Parent or any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Parent), (ii) is a party to or bound by any Tax allocation, sharing or indemnification agreement or other similar arrangement with any Person other than Parent and its Subsidiaries or (iii) has any liability for the Taxes of any Person (other than Parent or any of its Subsidiaries) under Treas. Reg. $1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.
(i) Since January 1, 2003, neither Parent nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock purported to or intended to be governed by section 355 or section 361 of the Code.

(j) Neither Parent nor any of its Subsidiaries has participated in, or is currently participating in, a “reportable transaction” within the meaning of Section 6011 of the Code or similar provision of state or local Law.
(k) Neither Parent nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) a change in method of accounting occurring prior to the Closing Date, (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (iii) a prepaid amount received, or paid, prior to the Closing Date or (iv) deferred gains arising prior to the Closing Date.
(l) Except as set forth in Section 6.6(l) of the Parent Disclosure Schedule, Parent and its Subsidiaries have timely paid (or have had paid on their behalf) in full all material regulatory surcharges, contributions, assessments or fees (whether federal, state, local or foreign) required by a Governmental Authority to be collected or paid by Parent or such Subsidiaries (including, without limitation, universal service fund contributions, E911 surcharges and other relevant telecommunications fees) or, where payment is not yet due or is being contested in good faith in accordance with appropriate proceedings, have made adequate provision for all such fees and assessments in the applicable financial statements as required by and in accordance with GAAP.
(m) Virgin Opco is and has always been classified as a partnership for United States federal income Tax purposes.
Section 6.7 Employee Benefit Plans.
(a) Section 6.7(a) of the Parent Disclosure Schedule lists (i) each material deferred compensation and each material bonus or other incentive compensation, stock option, stock appreciation right and other equity compensation plan, program or arrangement, (ii) each material severance, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of Section 3(1) of ERISA), (iii) each material profit-sharing, 401(k) savings or other “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA), (iv) each material employment, retention or severance agreement, and (v) each other material employee benefit plan, program, policy or agreement, excluding workers’ compensation plans and policies, in each case, that is entered into, sponsored by, maintained by, or contributed to or required to be contributed to by Parent and its Subsidiaries for the benefit of any current or former employee, officer, director or consultant of Parent or with respect to which Parent has or could have any material liability (the “Parent Employee Benefit Plans”).
(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, (i) all contributions required to be made with respect to each Parent Employee Benefit Plan on or prior to the date of this Agreement have been timely made or have been reflected on the Parent SEC Documents; (ii) each Parent Employee Benefit Plan has been operated in all material respects in accordance with its terms and the requirements of applicable Law; (iii) neither Parent nor any of its Subsidiaries has incurred any direct or indirect Liability under, arising out of or by operation of Title IV of ERISA, in connection with the termination of, or withdrawal from, any Parent Employee Benefit Plan or other retirement plan or arrangement that Parent or any ERISA Affiliate of Parent maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute which has not been satisfied in full, and no fact or event exists that could reasonably be expected to give rise to any such Liability; and (iv) none of Parent, any Subsidiary of Parent, any Parent Employee Benefit Plan, nor any trustee or administrator thereof would reasonably be likely to be subject to either a civil penalty assessed pursuant to section 409 or 502(i) of ERISA or a tax imposed pursuant to section 4975 or 4976 of the Code in an amount that would be material.
(c) No Parent Employee Benefit Plan is or has since January 1, 2002 been subject to Title IV of ERISA or Section 302 of ERISA. Neither Parent nor any ERISA Affiliate of Parent has since January 1, 2002 contributed to or been required to contribute to a “multiemployer pension plan,” as defined in Section 3(37) of ERISA.
(d) Except as required by applicable Law, none of the Parent Employee Benefit Plans provide for post-employment medical or life insurance benefits.
(e) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of Parent or any Subsidiary of Parent to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer, or (iii) limit or restrict the right of Parent to merge, amend or terminate any of Parent Employee Benefit Plans.
(f) With respect to each Parent Employee Benefit Plan, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or threatened, (ii) no facts or circumstances exist that could give rise to any such actions, suits or claims, (iii) no written or oral communication has been received from the PBGC in respect of any Parent Employee Benefit Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein, and (iv) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other governmental agencies are pending, threatened or in progress (including, without limitation, any routine requests for information from the PBGC).
(g) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, each Parent Employee Benefit Plan that is subject to Code Section 409A has been administered in good faith compliance with the applicable requirements of Code Section 409A.

Section 6.8 Legal Proceedings. Except as set forth in Section 6.8 of Parent Disclosure Schedule, there are no Actions pending or, to the Knowledge of Parent and Virgin Opco, threatened against Parent (including cease and desist letters or requests or invitations for a license), which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect on Parent. Neither Parent nor any of its Subsidiaries is subject to any Governmental Order, which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or Virgin Opco. No officer or director of Parent is a defendant in any Action or, to the Knowledge of Parent or Virgin Opco, the subject to any investigation commenced by any Governmental Authority, in each case with respect to the performance of his or her duties as an officer and/or director of Parent. There is no material Action which Parent intends to initiate.
Section 6.9 Compliance with Applicable Law. Except as set forth in Section 6.9 of the Parent Disclosure Schedule, Parent and each of its Subsidiaries are in compliance with all applicable Laws except for such non-compliance which would not reasonably be expected to have a Material Adverse Effect on Parent or Virgin Opco. Except as set forth in Section 6.9 of the Parent Disclosure Schedule, all Permits required to conduct the business of Parent and its Subsidiaries are in the possession of Parent and its Subsidiaries, respectively, are in full force and effect and are being complied with, except for such Permits, the failure of which to possess, be in effect or be in compliance with would not reasonably be expected to have a Material Adverse Effect on Parent or Virgin Opco or to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement. Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Parent, there are no proceedings pending or, to the Knowledge of Parent or Virgin Opco, threatened that seek the revocation, cancellation, suspension or adverse modification of any such Permits.
Section 6.10 Disclosure Controls and Procedures and Internal Control Over Financial Reporting. Parent has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are designed to ensure that information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Parent required under the Exchange Act with respect to such reports. Except as disclosed in Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as of December 31, 2007, there were no “material weaknesses” in Parent’s or any of its Subsidiaries’ internal controls as contemplated under Section 404 of the Sarbanes-Oxley Act. Parent has disclosed in its Quarterly Report on Form 10-Q for its quarter ended March 31, 2008 any change in its internal control over financial reporting that occurred during the period covered by such report that has materially affected, or is reasonably likely to materially affect Parent’s internal control over financial reporting. Parent has disclosed, based on the most recent evaluation of its internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act), to Parent’s auditors and the audit committee of the Board of Directors of Parent (a) any significant deficiencies in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and has identified for Parent’s auditors and audit committee of the Board of Directors of Parent any material weaknesses in its internal control over financial reporting and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Since the date of Parent’s most recent evaluation of internal control over financial reporting, to the Knowledge of Parent, no facts or circumstances have arisen or occurred that would be required to be disclosed to Parent’s auditors or Parent’s audit committee regarding (i) a significant deficiency in the design or operation of its internal control over financial reporting, (ii) a material weakness in its internal control over financial reporting or (iii) fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.
Section 6.11 Certain Contracts and Arrangements. Section 6.11 of the Parent Disclosure Schedule sets forth a list of the following contracts, agreements, arrangements or undertakings, to which Parent or any of its Subsidiaries is a party or by which any of their respective assets or properties are bound (collectively, the “Parent Material Contracts”):
(a) any contract which involves guaranteed future payments, individually or in the aggregate, in excess of $4,000,000;
(b) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) to which Parent or any of its Subsidiaries is a party;
(c) license agreements and other contracts which involves future payments in excess of $500,000 individually or $1,000,000 in the aggregate (other than licenses for readily available commercial software);
(d) any contract which requires that Parent or any of its Subsidiaries deal exclusively in any material respect with any Person or group of related Persons;
(e) any contract that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Parent or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of their respective assets and properties or their respective businesses; and
(f) contracts relating to the acquisition or disposition by Parent or any of its Subsidiaries of any business or a portion thereof of any Person (whether by merger, sale of stock, sale of assets or otherwise), except such agreements or agreements as have already been fully performed.

Except as set forth on Section 6.11 of the Parent Disclosure Schedule, (i) each Parent Material Contract is legal, valid, binding, enforceable against Parent or any of its Subsidiaries, as the case may be, and, to the Knowledge of Parent, each other party to such Parent Material Contract, and is in full force and effect; (ii) none of Parent, any of its Subsidiaries, or, to the Knowledge of Parent, any other party thereto is in breach or default with respect to any Parent Material Contract; and (iii) no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under any Parent Material Contract except as to (ii) and (iii) above for such breaches and defaults as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Parent or Virgin Opco.
Section 6.12 Brokerage and Finders’ Fees. Except for Parent’s obligations to Deutsche Bank Securities, Inc., none of Parent, any of Parent’s Subsidiaries or any of their respective directors, officers or employees has incurred or will incur on behalf of Parent or Virgin Opco any brokerage, finders’, investment banking or similar fee in connection with the transactions contemplated by this Agreement.
Section 6.13 Section 203 of DGCL. Parent and the Board of Directors of Parent have each taken all actions necessary to be taken such that no restrictive provision of any “moratorium,” “control share acquisition,” “fair price,” “interested stockholder,” “affiliate transaction,” “business combination,” or other similar anti-takeover statutes, laws or regulations enacted by the federal or any state government, including the State of Delaware and Section 203 of DGCL, or any applicable anti-takeover provision in Parent’s certificate of incorporation or bylaws or in the certificate of incorporation or bylaws or comparable constituent documents of any Subsidiary of Parent, is, or at the Closing will be, applicable to (a) any of the parties to this Agreement, (b) the execution of this Agreement or the Voting Agreements or (c) the Exchange, the Investments or any of the other transactions contemplated by this Agreement and the Voting Agreements.
Section 6.14 Board of Directors Recommendation. The Board of Directors of Parent, at a meeting duly called and held, by unanimous vote of the members voting at such meeting has (a) determined that this Agreement and the transactions contemplated hereby, including the Exchange and the Investments, are advisable, fair to and in the best interests of Parent’s stockholders; (b) declared advisable and in all respects approved this Agreement, and the transactions contemplated by this Agreement, including the Exchange and the Investments; (c) resolved to recommend that Parent’s stockholders approve the Parent Proposals; and (d) directed that the Parent Proposals be submitted to Parent’s stockholders for consideration in accordance with this Agreement, which resolutions, as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way.
Section 6.15 Required Votes by Parent Stockholders. The Parent Required Votes to approve the Parent Proposals are the only votes of the holders of capital stock of Parent necessary to approve the transactions contemplated by this Agreement.
Section 6.16 Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE VI, PARENT AND VIRGIN OPCO DO NOT MAKE AND HAVE NOT MADE ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS

OR IMPLIED, RELATING TO PARENT OR VIRGIN OPCO OR THEIR RESPECTIVE BUSINESSES, INCLUDING ANY REPRESENTATIONS OR WARRANTIES AS TO FUTURE SALES, PROFITABILITY OR LIQUIDITY OF PARENT OR VIRGIN OPCO OR THEIR RESPECTIVE BUSINESSES. ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED BY PARENT AND VIRGIN OPCO.
ARTICLE VII
[RESERVED]
ARTICLE VIII
REPRESENTATIONS AND WARRANTIES OF VIRGIN GROUP
Virgin Group represents and warrants to the Company, Helio, Parent, SKT and EarthLink as follows:
Section 8.1 Corporate Organization and Authority.
(a) Virgin Group is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to own, lease and operate the properties owned, leased and operated by it and to carry on the operations of its business as now being conducted by it.
(b) Virgin Group has the requisite corporate power and authority to execute and deliver this Agreement and each agreement or instrument to be executed and delivered in connection herewith or pursuant hereto, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement, the performance of the obligations of Virgin Group hereunder and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by the Board of Directors of Virgin Group, and no other corporate actions on the part of Virgin Group are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Virgin Group and constitutes, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, a valid and binding obligation of Virgin Group, enforceable against Virgin Group in accordance with its terms, except that such enforcement may be subject to or limited by (i) the effect of bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting the rights of creditors generally and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

Section 8.2 Consents and Approvals; No Violations.
(a) None of the execution and delivery of this Agreement, the other transaction agreements contemplated hereby to which it is a party and the performance by Virgin Group of its obligations hereunder will (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Virgin Group, (ii) result in a violation or breach of or default under (or give rise to any penalty or any right of termination, modification, cancellation or acceleration under) any material contract, agreement, arrangement or undertaking of Virgin Group or (iii) assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to in Section 8.2(b) have been obtained or made, as the case may be, violate any applicable Law or Governmental Order to which Virgin Group is subject, excluding from the foregoing clause (ii) such defaults or breaches that would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement.
(b) Except for the filings required by the HSR Act, if applicable, and the Required Regulatory Approvals, no filing or registration with, notification to, or authorization, consent or approval of, any Governmental Authority is required in connection with the execution and delivery of this Agreement and the other transaction agreements contemplated hereby by Virgin Group or the performance by Virgin Group of its obligations hereunder and thereunder, other than (i) those that become applicable after the date hereof as a result of the matters specifically related to the other parties hereto, (ii) those required under applicable federal and state securities and “blue sky” laws and (iii) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings, the failure of which to be obtained or made would not reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement.
Section 8.3 Acquisition of Virgin Group Investment Shares; Ability to Evaluate and Bear Risk.
(a) Virgin Group is an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act. Virgin Group will acquire the Virgin Group Investment Shares for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any intention of distributing or selling such Virgin Group Investment Shares. Virgin Group acknowledges that the Virgin Group Investment Shares will not have been registered under the Securities Act and acknowledges and agrees that such Virgin Group Investment Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities Laws, except pursuant to an exemption from such registration under the Securities Act and such Laws and that the certificate evidencing such shares shall bear a legend to that effect.
(b) Virgin Group is able to bear the economic risk of holding the Virgin Group Investment Shares for an indefinite period, and has knowledge and experience in financial and business matters such that it is capable of evaluating the risks of the investment in such Virgin Group Investment Shares.

(c) Virgin Group has, and will maintain, sufficient funds necessary to pay in cash the Virgin Group Investment Amount.
Section 8.4 Brokerage and Finders’ Fees. Neither Virgin Group nor any of its directors, officers or employees has incurred or will incur on behalf of Virgin Group any brokerage, finders’, investment banking or similar fee in connection with the transactions contemplated by this Agreement.
Section 8.5 Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE VIII, VIRGIN GROUP DOES NOT MAKE AND HAS NOT MADE ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, RELATING TO VIRGIN GROUP, PARENT OR VIRGIN OPCO OR THEIR RESPECTIVE BUSINESSES, INCLUDING ANY REPRESENTATIONS OR WARRANTIES AS TO FUTURE SALES, PROFITABILITY OR LIQUIDITY OF PARENT OR VIRGIN OPCO OR THEIR RESPECTIVE BUSINESSES. ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED BY VIRGIN GROUP.
ARTICLE IX
COVENANTS
Section 9.1 Conduct of Business of the Company.
(a) Except (i) as required to comply with the express terms of this Agreement or the agreements entered into in connection with this Agreement, (ii) for actions approved by Parent in writing or by email (which approval shall not be unreasonably withheld, conditioned or delayed), (iii) as required by applicable Law or any Governmental Order, (iv) in connection with the actions to be taken by the Company set forth on Section 9.21 of the Company Disclosure Schedule or (v) as set forth in Section 9.1 of the Company Disclosure Schedule, during the period from (and including) the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with its terms or the Closing, the Company shall (A) conduct its business in the usual, regular and ordinary course and consistent with past practice and (B) use reasonable best efforts to preserve its respective present business organizations, retain the services of its respective present officers and key employees and preserve its respective relationships with and the goodwill of customers, suppliers, distributors, licensors, licensees, and others having business dealings with it.
(b) Except (i) as required to comply with the express terms of this Agreement (including Sections 9.9 and 9.15) or any other agreement entered into in connection with this Agreement, (ii) for actions approved by Parent in writing or by email (which approval shall not be unreasonably withheld, conditioned or delayed), (iii) as required by applicable Law or any Governmental Order, (iv) in connection with the actions to be taken by the Company in connection with the contemplated restructuring of the Company as set forth on Section 9.21 of the Company Disclosure Schedule or (v) as set forth in Section 9.1 of the Company Disclosure Schedule, during the period from (and including) the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with its terms or the Closing, the Company shall not:
(i) Charter Documents: amend the Company LLC Agreement or certificate of formation of the Company, in each case as amended as of the date of this Agreement;
(ii) Distributions; Changes in Capital Stock: (A) declare, set aside or pay any distributions (whether in cash, stock or property or any combination thereof) in respect of any of the equity interests of the Company, (B) split, adjust, combine or reclassify any of the equity interests of the Company, (C) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for equity interests of the Company, or (D) redeem, purchase or otherwise acquire, directly or indirectly, any equity interests of the Company, or any securities convertible into, or exchangeable for, any of such equity interests of the Company;
(iii) Material Contracts: (A) enter into what would be a Company Material Contract if existing on the date hereof or terminate any Company Material Contract, or amend or otherwise modify or waive any of the material terms of any Company Material Contract or (B) release any Person from, or modify or waive any provision of, any confidentiality or similar agreement;
(iv) Issuance of Securities: issue, transfer, pledge, encumber, deliver or sell any equity interests of the Company or securities convertible into, or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire equity interests of the Company, other than the issuance of shares of the capital stock of Helio or equity interests of the Company pursuant to any existing Helio Option or Helio Warrant;
(v) Dispositions: sell, transfer, lease, license, pledge or otherwise dispose of or encumber any of its material assets, except (A) in the ordinary course of business consistent with past practice, (B) any assets as are obsolete or (C) pursuant to Company Material Contracts that are in effect on the date hereof;

(vi) Indebtedness: except with respect to incurring indebtedness in furtherance of the transactions described herein, (A) incur or assume any short-term indebtedness for borrowed money in excess of $50,000 individually or $200,000 in the aggregate or incur, assume or prepay any long-term indebtedness for borrowed money (including, in either case, by issuance of debt securities or warrants or other rights to acquire any debt securities), or (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person;
(vii) Settlement of Claims: settle or compromise any Action (whether or not commenced prior to the date of this Agreement) in excess of $100,000 individually or $200,000 in the aggregate; provided, however, that in no event shall the Company settle any third-party rights, claims or litigation relating to the consummation of the Exchange, the Investments or the other transactions contemplated by this Agreement;
(viii) Operational and Capital Expenditures: enter into any new commitment or transaction (including any borrowing, capital expenditure or purchase or sale or lease of assets) requiring an operational or capital expenditure, or make any operational or capital expenditures, including capital additions, capital improvements or any expenditures in respect of sales and marketing in excess of $50,000 individually or $100,000 in the aggregate of those expenditures contemplated by the budget previously provided to Parent and set forth in Section 9.21 of the Company Disclosure Schedule;
(ix) Investment: make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than business-related advances to its employees in the ordinary course of business and consistent with past practice) to, any Person;
(x) Employee Benefit Plans; New Hires; Pay Increases: (A) adopt or amend any Company Employee Benefit Plan or adopt any employee benefit plan that would be considered to be a Company Employee Benefit Plan had such plan been in existence as of the date hereof, except as may be required by applicable Laws, (B) pay any special bonus or special remuneration to any employee, consultant or director, (C) increase the salaries, wage rates or compensation of any employee or consultant, other than periodic adjustments with respect to non-officer employees in the ordinary course of business consistent with past practice, or (D) hire or terminate, other than for cause, the employment of any employees other than non-officer employees in the ordinary course of business;
(xi) Severance Arrangements: grant any severance or termination pay (A) to any director or officer or (B) to any other employee or consultant;

(xii) Taxes: compromise or settle any material Tax liability, make adjustment of any material Tax attribute, surrender any right to claim a refund for any material Taxes, consent to any extension or waiver of the statute of limitations period applicable to any material Taxes, Tax Return or Tax claim, file any amendment of any material Tax Return, enter into a Tax sharing agreement, enter into any closing or similar agreement with respect to material Taxes or revoke, make or any change any Tax election;
(xiii) Intellectual Property: except as necessary in the ordinary conduct of the business consistent with past practice, dispose of, grant, or obtain, or permit to lapse any rights to, any material Intellectual Property, or dispose of or disclose to any Person any of its Trade Secrets unless the Person to whom such Trade Secret is disclosed executes a written agreement that protects such Trade Secret; or
(xiv) Acquisitions: acquire or agree to acquire, by merging or consolidating with, by purchasing stock or a substantial portion of the assets of, or by any other means, any business or any Person or any division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company;
(xv) Liquidation: adopt a plan of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;
(xvi) Accounting Policies: change any of the financial accounting or tax accounting policies or procedures used by it unless required by GAAP or applicable Law;
(xvii) Real Property: enter into (A) any new contract for real property which would, if existing as of the date hereof, be a Company Lease, except renewals of the Company Leases in the ordinary course of business consistent with past practice or (B) any new contract for the assignment or sublease of any interest in any premises demised under the Company Leases;
(xviii) Accounts Payable: materially delay or postpone the payment of accounts payable and other obligations or materially accelerate the collection of accounts receivable except in compliance with the budget set forth in Section 9.1 of the Company Disclosure Schedule;

(xix) Write-Downs: except as may be required by GAAP, revalue in any material respect any assets including without limitation writing down the value of inventory or writing-off notes or accounts receivable except in compliance with the budget set forth in Section 9.1 of the Company Disclosure Schedule;
(xx) Lines of Business: discontinue any business or activity material to the Company or enter into any new line of business;
(xxi) Regulatory Fees: except as necessary in the ordinary conduct of the business consistent with past practice or has been previously accrued for in the Company Financial Statements, compromise or settle any material regulatory surcharges, contributions, assessments or fees (whether federal, state, local or foreign) (including, without limitation, universal service fund contributions, E911 surcharges and other relevant telecommunications fees);
(xxii) Insurance: fail to maintain in full force and effect the existing insurance policies covering the Company; or
(xxiii) Other: take, or agree in writing or otherwise to take, any of the actions described in Sections 9.1(b)(i) through 9.1(b)(xxii) above.
Section 9.2 Conduct of Business of Parent and its Subsidiaries.
(a) Except (i) as required to comply with the terms of this Agreement (including Sections 9.9, 9.15, 9.19 and 9.20) and or any other agreement entered into in connection with this Agreement, (ii) for actions approved by the Company and the Sellers Agent in writing or by email (which approval shall not be unreasonably withheld, conditioned or delayed), (iii) as required by applicable Law or any Governmental Order, (iv) as set forth in Section 9.2 of the Parent Disclosure Schedule or (v) as would not, individually or in the aggregate be reasonably expected to have a Material Adverse Effect on Parent or Virgin Opco, during the period from (and including) the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with its terms or the Closing, Parent shall not, and shall cause each of its Subsidiaries not to:
(i) Charter Documents: amend its Certificate of Incorporation or By-laws or the similar organizational documents of its Subsidiaries, in each case as amended as of the date of this Agreement;
(ii) Dividends; Changes in Capital Stock: (A) declare, set aside or pay any dividends on or make any other distributions (whether in cash,

stock or property or any combination thereof) in respect of any of the capital stock or equity interest of Parent or any of its Subsidiaries, (B) split, adjust, combine or reclassify any of the capital stock or equity interest of Parent or any of its Subsidiaries, (C) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of the capital stock or equity interest of Parent or any of its Subsidiaries, or (D) redeem, purchase or otherwise acquire, directly or indirectly, any shares of the capital stock or equity interest of Parent or any of its Subsidiaries, or any securities convertible into, or exchangeable or exercisable for, any of such shares of the capital stock or equity interest of Parent or any of its Subsidiaries;
(iii) Issuance of Securities: issue, transfer, pledge, encumber, deliver or sell any shares of the capital stock or equity interest of Parent or any of its Subsidiaries or securities convertible into, or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire shares of the capital stock or equity interest of Parent or any of its Subsidiaries other than the issuance of shares of the capital stock or equity interests of Parent or its Subsidiaries pursuant to any existing option or warrant;
(iv) Dispositions: sell, transfer, lease, license, pledge or otherwise dispose of any assets representing 50% or more of the assets of Parent based on the Parent Balance Sheet;
(v) Indebtedness: (A) incur indebtedness for borrowed money in an amount in excess of $50,000,000 or enter into or amend any agreement pursuant to which Parent or any of its Subsidiaries has incurred or may incur indebtedness in an amount in excess of $50,000,000;
(vi) Acquisitions: merge (except for any mergers with wholly-owned subsidiaries), acquire, consolidate, reorganize or sell all or substantially all of the assets of Parent;
(vii) Liquidation: adopt a plan of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; or
(viii) Other: take, or agree in writing or otherwise to take, any of the actions described in Sections 9.2(b)(i) through 9.2(b)(vii) above.

Section 9.3 Regulatory Matters.
(a) HSR Filings. Each of Parent, the Company and SKT shall, within fifteen (15) days of the date, if any, of the determination that such a filing is required, file or cause to be filed with the Federal Trade Commission (the “FTC”) and the Department of Justice (the “DOJ”) any notifications required to be filed under the HSR Act, and the rules and regulations promulgated thereunder with respect to the transactions contemplated by this Agreement.
(b) CFIUS Filing. After execution of this Agreement, Parent and SKT shall inform CFIUS of the transactions contemplated by this Agreement. The parties shall, within fifteen (15) days after the date of this Agreement, make all filings and submissions contemplated to be made or effected by them pursuant to the Exon-Florio Amendment.
(c) Regulatory Approvals. Each party hereto shall cooperate and prepare and file as soon as practicable, but in any event within fifteen (15) days of the date of this Agreement, all necessary documentation to effect all necessary applications, notices, petitions, filings and other documents, and obtain all permits, licenses, and other governmental authorizations, consents and approvals necessary or advisable to obtain the Required Regulatory Approvals. The parties further agree to use reasonable best efforts (i) to take any action, make any undertaking or receive any clearance or approval required by any Governmental Authority or applicable Law, including those specified in Sections 9.3(a) and 9.3(b) and (ii) to satisfy any conditions imposed by any Governmental Authority in all final and nonappealable Governmental Orders. Each of the parties shall respond as promptly as practicable to any inquiries or requests received from any Governmental Authority for additional information or documentation. Each of the parties shall use reasonable best efforts to avoid or eliminate each and every impediment under any antitrust, competition, or trade or telecom regulation Law (including the Communications Act of 1934, the HSR Act, if applicable, and the Exon-Florio Amendment) that may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement so as to enable the Closing Date to occur as soon as reasonably possible. The steps involved in the preceding sentence shall include proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent or its Affiliates (including their respective Subsidiaries) or agreeing to such limitations on its or their conduct or actions as may be required in order to obtain the Required Regulatory Approvals and, if applicable, all required approvals under the HSR Act as soon as reasonably possible, to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the Closing Date, and defending through litigation on the merits, including appeals, any claim asserted in any court by any party.
(d) Responsibilities. The parties agree that (i) the Company, SKT and Parent shall have joint responsibility for the preparation and filing of any applications with or notifications to the FTC and/or the DOJ and any filings and submissions pursuant to the Exon-Florio Amendment in connection with the transactions contemplated by this Agreement and (ii)

the Company and Parent shall have joint responsibility for the preparation and filing of any applications with or notifications to the FCC in connection with the transactions contemplated by this Agreement. Each of the Company, Parent and SKT shall have the right to review and approve in advance drafts of all such applications, notices, petitions, filings and other documents made or prepared in connection with the transactions contemplated by this Agreement, which approval shall not be unreasonably withheld, conditioned or delayed.
(e) Communications. The parties hereto shall consult with each other prior to proposing or entering into any stipulation or agreement with any Governmental Authority or any third party in connection with any consents and approvals of any Governmental Authority legally required for the consummation of the transactions contemplated by this Agreement and shall not propose or enter into any such stipulation or agreement without each other party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.
Section 9.4 Access to Information. During the period from and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement pursuant to Article XI, and subject to applicable Laws:
(a) the Company shall (i) give Parent and its Representatives reasonable access during normal business hours and upon reasonable notice to the offices, properties, books and records of the Company, (ii) furnish to Parent and its Representatives, to the extent reasonably available, such financial and operating data and other information as such Persons may reasonably request (including, to the extent reasonably practicable, the Company’s financial results), and (iii) instruct the Representatives of the Company to cooperate in all reasonable respects with Parent in its investigation of the Company and in connection with the transitional matters relating to the combination of the businesses of the Company and Virgin Opco; provided that information provided to Parent and its Representatives pursuant to this Section 9.4(a) shall be subject to the Confidentiality Agreement; provided, further, that (A) any access to information pursuant to this Section 9.4(a) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company; (B) the Company shall not be required to prepare special records, reports, analysis or other information that it does not prepare in the ordinary course of business, unless such preparation would not impose an unreasonable burden; (C) the Company shall not be required to take any action that would constitute a waiver of the attorney-client privilege, or would, in the reasonable determination of the applicable party, violate any applicable anti-competition Law; and (D) the Company shall not be required pursuant to this Section 9.4(a) to permit any inspection, or disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any Trade Secrets of the Company or any third party, or other confidential information of any third party in violation of any obligations with respect to Trade Secrets or such confidential information, if the Company shall have used all commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure.

(b) Parent and Virgin Opco shall (i) give the Company, SKT and EarthLink and their respective Representatives reasonable access during normal business hours and upon reasonable notice to the offices, properties, books and records of Parent and Virgin Opco, (ii) furnish to the Company, SKT, EarthLink and their respective Representatives, to the extent reasonably available, such financial and operating data and other information as such Persons may reasonably request (including, to the extent reasonably practicable, Parent and Virgin Opco’s financial results), and (iii) instruct the Representatives of Parent and Virgin Opco to cooperate in all reasonable respects with the Company, SKT and EarthLink in their investigation of Parent and Virgin Opco and in connection with the transitional matters relating to the combination of the businesses of the Company and Virgin Opco; provided that information provided to Company, SKT, EarthLink and their respective Representatives pursuant to this Section 9.4(b) shall be subject to the Confidentiality Agreement; provided, further, that (A) any access to information pursuant to this Section 9.4(b) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Parent and Virgin Opco; (B) neither Parent nor Virgin Opco shall be required to prepare special records, reports, analysis or other information that it does not prepare in the ordinary course of business, unless such preparation would not impose an unreasonable burden; (C) neither Parent nor Virgin Opco shall be required to take any action that would constitute a waiver of the attorney-client privilege, or would, in the reasonable determination of the applicable party, violate any applicable anti-competition Law; and (D) neither Parent nor Virgin Opco shall be required pursuant to this Section 9.4(b) to permit any inspection, or disclose any information, that in the reasonable judgment of Parent and Virgin Opco, as the case may be, would result in the disclosure of any Trade Secrets of Parent or Virgin Opco or any third party, or other confidential information of any third party in violation of any obligations with respect to Trade Secrets or such confidential information, if Parent and Virgin Opco, as the case may be, shall have used all commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure.
Section 9.5 Confidentiality. The parties hereto acknowledge that Helio and Parent have previously executed a confidentiality agreement dated as of April 17, 2008 (as amended on or before April 30, 2008 and as it may be amended from time to time, the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms; provided that such Confidentiality Agreement shall expire upon the Closing. Except for disclosures permitted by the terms of the Confidentiality Agreement, each of the Company, Parent and their respective directors, officers, employees, Affiliates, controlling Persons, Representatives or agents shall hold information received from the other party pursuant to Section 9.4 in confidence in accordance with the terms of the Confidentiality Agreement. Notwithstanding anything contained herein to the contrary, Parent and SKT hereby agree to execute a customary confidentiality agreement at the Closing that will govern the confidentiality obligations of each party in connection with the consulting and development work to be undertaken after the Closing among the parties.
Section 9.6 Public Disclosure. Except as required by Law (including federal and state securities Laws) or by the rules and regulations of any national securities exchange, no party to this Agreement shall issue or cause the publication of any press release or other public announcement or disclosure to any third party of the terms or conditions of this Agreement unless approved by Parent, SKT, EarthLink and Virgin Group prior to any such release, announcement or disclosure; provided that in all instances, Parent, SKT, EarthLink and Virgin

Group shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement. The initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by Parent, SKT, EarthLink and Virgin Group.
Section 9.7 Expenses. Except for the fee payable in connection with any filing required by the HSR Act, if applicable, which shall be borne 50% by the Parent, on the one hand, and the Sellers, on the other hand, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement (including costs of consultants and Representatives) shall be borne by the party incurring such costs and expenses.
Section 9.8 Reasonable Efforts and Further Assurances. Subject to the limitations elsewhere set forth in this Agreement and to applicable Law, and provided that nothing herein shall require any party to waive any of the conditions set forth in Article X, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, as promptly as practicable, all things necessary, proper or advisable under applicable Laws to (a) ensure that the conditions set forth in Article X are satisfied, (b) consummate and make effective the Exchange, the Investments and the other transactions contemplated by this Agreement and (c) cause the Closing to take place as promptly as practicable and in no instance later than the Termination Date. If at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, including the execution of additional instruments, the proper officers and directors of each party to this Agreement shall take all such necessary action.
Section 9.9 Matters Relating to Indebtedness.
(a) On the date hereof, SKT is entering into a $10,000,000 note purchase and security agreement with the Company (the “Note Purchase Agreement”), pursuant to which SKT is purchasing a secured promissory note, the proceeds of which will be used by the Company to fund its operations and to fulfill its obligations under this Agreement. The amount of such note is convertible into preferred membership interests of the Company, and SKT agrees to convert such secured promissory note into 205,253,757 preferred membership units of the Company immediately prior to the Closing.
(b) In the event that the proceeds under the Note Purchase Agreement are insufficient for the Company to continue its operations in the ordinary course pursuant to the terms of this Agreement, including all matters contemplated on Section 9.21 of the Company Disclosure Schedule, and to otherwise fulfill its obligations under this Agreement prior to Closing, SKT shall enter into a note purchase and security agreement with the Company in an amount not in excess of $10,000,000 (the “Bridge Facility”) in substantially the form attached as Exhibit D hereto, the proceeds of which will be used by the Company to fund its operations and to fulfill its obligations under this Agreement.

(c) At the Closing, all outstanding amounts under the Bridge Facility shall be repaid with proceeds drawn by Virgin Opco under the Subordinated Credit Agreement, and the Bridge Facility shall be terminated by the parties thereto.
(d) Immediately prior to the Closing, (A) the indebtedness of Helio represented by (i) that certain Secured Exchangeable Promissory Note in the principal amount of $30,000,000, dated November 12, 2007, from Helio to EarthLink, and (ii) that certain Secured Exchangeable Promissory Note in the principal amount of $30,000,000, dated November 12, 2007, from Helio to SKT shall be exchanged by EarthLink and SKT, respectively, for Company Membership Units that are “Preferred Membership Units”, (B) all rights, interests and obligations under the Note Purchase and Security Agreement and Guaranty, dated July 23, 2007, as amended, shall be terminated and the Secured Exchangeable Promissory Notes issued thereunder shall be extinguished, (C) indebtedness of the Company represented by that promissory note in the principal amount of $60,000,000, dated July 25, 2007, from the Company to Helio and pledged to SKT and EarthLink as security for the obligations under their respective notes described in clause (A) above, shall be cancelled, and (D) all rights, interests and obligations under the Note Purchase Agreement, dated July 23, 2007, shall be terminated by the Company and Helio. The Company Membership Units issued in respect of the exchange described in clause (A) above shall be exchanged for Exchange Units pursuant to Section 2.1 herein.
Section 9.10 Stockholder Meeting. Parent shall, as promptly as reasonably practicable following the Closing (i) take all steps reasonably necessary to call, give notice of, convene and hold a special meeting of its stockholders (the “Parent Stockholder Meeting”) for the purposes of voting upon the Parent Proposals, (ii) take all steps reasonably necessary to have the Proxy Statement cleared, if applicable, by the SEC and any other applicable Governmental Authority, (iii) distribute to Parent stockholders the Proxy Statement in accordance with applicable Laws and its certificate of incorporation and bylaws, (iv) use all reasonable best efforts to solicit from Parent stockholders proxies in favor of approval of the Parent Proposals and to take all other commercially reasonable action necessary to secure the approval of the Parent Proposals by the respective Parent Required Votes and (v) cooperate and consult with the Company and SKT with respect to each of the foregoing matters. The Proxy Statement shall include a statement to the effect that the directors present and voting at a duly called and held meeting of the Board of Directors of Parent have, by resolution adopted by all directors present and voting at a duly called and held meeting, recommended that the Parent stockholders vote in favor of the Parent Proposals at the Parent Stockholder Meeting. Neither the Board of Directors of Parent nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to the Sellers, such recommendation of the Board of Directors of Parent that Parent’s stockholders vote in favor of the Parent Proposals or take any other action or make any other public statement in connection with the Parent Stockholder Meeting inconsistent with such recommendation. In the event the Parent Stockholder Meeting has not occurred prior to the date of the next annual meeting of the stockholders of Parent, Parent shall cause the Parent Proposals to be voted upon at such annual meeting, which shall occur no later than June 15, 2009.

Section 9.11 Preparation of the Proxy Statement.
(a) As promptly as practicable (and in any event within three weeks from the Closing Date), Parent shall prepare, and shall cause to be filed with the SEC, in connection with the Exchange and the Investments, the Proxy Statement in preliminary form, and if necessary, any other statement or schedule relating to this Agreement and the transactions contemplated hereby. The Company shall use its reasonable best efforts to furnish the information required to be included by the SEC in the Proxy Statement, and any such statement or schedule. Parent shall provide the Sellers with drafts of the Proxy Statement and give the Sellers the opportunity to review and comment upon the Proxy Statement a reasonable period of time prior to the filing thereof with the SEC. Parent shall as promptly as practicable mail the Proxy Statement to its stockholders. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any jurisdiction) required to be taken under any applicable state securities Laws in connection with the issuance of Parent Common Stock and Virgin Opco Partnership Units in the Exchange and the issuance of the Convertible Preferred Stock in connection with the Investments, and the Company shall furnish all information concerning the Company and its stockholders as may be reasonably requested in connection with any such action. Parent shall cause the Proxy Statement to be mailed to its stockholders, and, if necessary, after the definitive Proxy Statement has been mailed, promptly circulate amended, supplemented or supplemental proxy materials and, if required in connection therewith, re-solicit proxies. The Proxy Statement at the date it is first mailed to Parent stockholders at the date of its effectiveness, including the financial statements and schedules provided therein or incorporated by reference therein, (A) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (B) comply in all material respects with the applicable requirements of the Exchange Act, the Securities Act, the Sarbanes-Oxley Act and other applicable Laws as the case may be, and the applicable rules and regulations of the SEC thereunder.
(b) If at any time prior to the date of the Parent Stockholder Meeting, any event or circumstance relating to the Company, Helio, Parent or Virgin Opco or any of their respective Affiliates, or its or their respective officers or directors, should be discovered by the Company, Parent or Virgin Opco that should be set forth in a supplement or amendment to the Proxy Statement, the Company, Parent or Virgin Opco shall promptly inform the parties to this Agreement in writing, and all such parties shall cooperate in the preparation of a supplement or amendment to the Proxy Statement. All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form in all material respects with applicable requirements of the Securities Act and the Exchange Act. Parent will notify the Company and the Sellers promptly of the issuance of any stop order or suspension of the qualification of the Parent Common Stock and Virgin Opco Partnership Units issuable in connection with the Exchange and the issuance of the Investment Shares for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply the Company and the Sellers with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement, the Exchange or the Investments.

Section 9.12 Compliance with Rule 144.
(a) Parent shall (i) comply with the provisions of Rule 144 and file the reports required to be filed by it under the Securities Act and the Exchange Act in a timely manner, (ii) take such further action as any holder receiving “restricted securities” pursuant to the Exchange or the Investments may reasonably request, and (iii) furnish to each such holder of restricted securities upon written request, (A) a written statement by Parent as to its compliance with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, (B) a copy of the most recent annual or quarterly report of Parent, and (C) such other reports and documents so filed by Parent as such holder may reasonably request in availing itself of Rule 144, all to the extent required from time to time to enable such holder to sell such restricted securities without registration under the Securities Act within the limitations of the exemption provided by Rule 144.
Section 9.13 Regulation D. Parent shall comply with all applicable securities Laws in connection with the consummation of the Exchange, the Investments and the issuance of the shares of Parent Class A Common Stock, Parent Class B Common Stock, Virgin Opco Partnership Units and Convertible Preferred Stock contemplated under this Agreement. If applicable, Parent shall comply with the information delivery requirements of Regulation D promulgated under the Securities Act (or any successor regulation thereto), as may be amended from time to time, including providing any required pro forma financial information required by Regulation D. Upon completion of the Closing, Parent shall timely file a Form D with the SEC and applicable state securities Governmental Authorities as required by Regulation D under the Securities Act.
Section 9.14 Certain Licensing Arrangements. At or prior to Closing, (i) SK Telecom Co. Ltd., the Company and Virgin Opco shall enter into the Assignment of SK Telecom Co. Ltd. and Company Agreement in substantially the form attached as Exhibit E-1 hereto, (ii) EarthLink, the Company and Virgin Opco shall enter into the EarthLink Assignment Agreement in substantially the form attached as Exhibit E-2 hereto, (iii) SK Telecom Co. Ltd., the Company, EarthLink and Virgin Opco shall enter into the Amendment to the Brand License and Marketing Agreement in substantially the form attached as Exhibit E-3 hereto, (iv) SK C&C, the Company and Virgin Opco shall enter into an assignment and consent agreement, in form and substance reasonably satisfactory to Virgin Opco and the Company, pursuant to which the Company shall assign the Master Service Agreement between the Company and SK C&C, dated September 1, 2006, to Virgin Opco and SK C&C shall consent to such assignment, and (v) SK Telink Corporation, the Company and Virgin Opco shall enter into an assignment and consent agreement, in form and substance reasonably satisfactory to Virgin Opco and the Company, pursuant to which the Company shall assign the International Telecommunications Use and Service Agreement between SK Telink Corporation and the Company, dated March 2006, to Virgin Opco and SK Telink Corporation shall consent to such assignment.

Section 9.15 Listing of Parent Securities. Prior to Closing, Parent shall make application to the NYSE to have the shares of Parent Class A Common Stock (i) issuable pursuant to the Exchange; (ii) subject to receipt of the NYSE Required Vote, issuable upon conversion of the Virgin Opco Partnership Units issuable pursuant to the Exchange and (iii) subject to receipt of the NYSE Required Vote, issuable upon conversion of the Investment Shares listed on the NYSE, such listing to be effective prior to the Closing Date.
Section 9.16 Amended and Restated Stockholders’ Agreement. Prior to Closing, Parent, SKT and Virgin Group shall, and Virgin Group shall cause Cortaire to, enter into an amendment and restatement of the Stockholders’ Agreement, by and among Parent, SKT, Virgin Group, Cortaire and Sprint, to join SKT as a party to the Stockholders’ Agreement, in substantially the form attached as Exhibit F hereto.
Section 9.17 Amendment to Registration Rights Agreement. Prior to Closing, Parent, SKT, EarthLink and Virgin Group shall, and Virgin Group shall cause Cortaire to, enter into an amendment to the Registration Rights Agreement, by and among Parent, SKT, EarthLink, Virgin Group, Cortaire and Sprint, to join SKT and EarthLink as parties to the Registration Rights Agreement, in substantially the form attached as Exhibit G hereto.
Section 9.18 Amendment and Restatement of Bylaws of Parent. Prior to and effective upon Closing, Parent shall amend and restate its bylaws in their entirety so as to read as set forth on Exhibit H hereto.
Section 9.19 Amendment to Certificate of Incorporation of Parent. If the Class B Required Vote is received at the Parent Stockholders Meeting, Parent shall promptly amend its certificate of incorporation so as to increase the authorized shares of Parent Class B Common Stock to three, and shall provide evidence of such amendment to the Company and SKT. If the Article VIII Required Vote is received at the Parent Stockholders Meeting, Parent shall promptly amend Article VIII of its certificate of incorporation to include SKT as a “Founding Stockholder” and shall provide evidence of such amendment to the Company and SKT.
Section 9.20 Section 16 Matters. The Board of Directors of Parent shall, prior to the Closing Date, take all such actions as may be necessary or appropriate under Section 16 and Rule 16b-3(d) and Rule 16b-3(e) under the Exchange Act to exempt the exchange of Company Membership Interests for Parent Common Stock by officers and directors of the Company, Helio, SKT or EarthLink who may become officers or directors of Parent, subject to the reporting requirements of Section 16(a) of the Exchange Act.
Section 9.21 Restructuring. Prior to the date of this Agreement, the Company has provided to Parent a list of certain actions that it has determined are in the best interests of the Company and such actions are set forth on Section 9.21 of the Company Disclosure Schedule. Notwithstanding anything to the contrary set forth herein, the Company shall use commercially reasonable efforts to effect and carry out the actions contemplated in Section 9.21 of the Company Disclosure Schedule or shall accrue for such actions, provided, however, the Company shall effect and carry out the actions set forth in Sections 9.21, 9.21(a) and 9.21(c) of the Company Disclosure Schedule or accrue for such actions (collectively, the “Restructuring”) as soon as practicable but no later than August 31, 2008 if the Closing has not occurred prior to such date. Notwithstanding the foregoing, for purposes of the Restructuring and accruals related thereto and to any accruals made in furtherance of the actions contemplated in this Section 9.21 or Section 9.21 of the Company Disclosure Schedules, Deemed Accruals shall be treated as if they were accruals.
Section 9.22 Transition Costs; Transition Covenants. From the date of this Agreement and continuing until the earlier of (i) the termination of this Agreement in accordance with its terms or (ii) the Closing, SKT shall provide all necessary funding to the Company to fulfill its and the Company’s obligations under this Agreement. In the event that the proceeds under the Bridge Facility and the Note Purchase Agreement are insufficient for the Company to continue its operations in the ordinary course pursuant to the terms of this Agreement, including all matters contemplated on Section 9.21 of the Company Disclosure Schedule, and to otherwise fulfill its obligations under this Agreement, SKT shall enter into an additional note purchase and security agreement with the Company in substantially the same form as the Note Purchase Agreement (“Additional Bridge Facility”), the proceeds of which will be used by the Company to fund its operations and to fulfill its obligations under this Agreement. The amount of any such Additional Bridge Facility shall be convertible into Company Membership Units that are “Preferred Membership Units”, and SKT agrees to convert any such Additional Bridge Facility into Company Membership Units that are “Preferred Membership Units” immediately prior to the Closing at a conversion price of $ 0.04872018 per unit. One-half of the amount of any Additional Bridge Facility funded by SKT after August 31, 2008 to satisfy net operating losses incurred by the Company, excluding costs resulting from a failure by the Company to complete the Restructuring prior to August 31, 2008, shall be paid to SKT in immediately available funds at the Closing from proceeds drawn by Virgin Opco under the Subordinated Credit Agreement.
Section 9.23 No Shop. From the date hereof until the Closing or until the date that this Agreement is terminated pursuant to Section 11.1, the Sellers agree that neither the Sellers nor any of their respective Affiliates, officers, directors, representatives or agents will, directly or indirectly, (a) solicit, initiate or encourage submission of proposals or offers from any person relating to any acquisition or purchase of all or any portion of the Company, or (b) participate in any discussions or negotiations regarding, or furnish to any other person, any non-public information with respect to the acquisition or purchase of all or substantially all of the Company, or otherwise cooperate in any way with, or assist or participate, facilitate or encourage, any effort or attempt by any other person or entity to do or seek any of the foregoing.
Section 9.24 Employee Matters. (a) The Sellers shall be solely responsible for all liabilities and obligations relating to or arising out of any Company Employee Benefit Plan that is maintained or sponsored by Helio or any entity other than the Company. Helio and the Company shall take such action as is necessary to cause Helio’s 401(k) Plan to be terminated as of at least one day prior to the Closing.
(b) Each employee of the Company who continues employment with the Company, Parent or any of its affiliates (“Employee”) shall receive credit for purposes of eligibility to participate, vesting and benefit entitlement (but excluding benefit accrual) under any employee benefit plan, program or arrangement established or maintained by Parent, Virgin Opco or the Company for service accrued or deemed accrued prior to the Closing Date with the Companies and the Subsidiaries.

(c) With respect to the employee benefit plans, programs and arrangements maintained, sponsored or contributed to by Parent, the Company or any their Affiliates after the Closing (the “Virgin Welfare Benefit Plans”), Parent shall, or shall cause the Company or their respective affiliates to, (i) waive, or cause the relevant insurance carriers to waive, all limitations as to pre-existing and at-work conditions, if any, with respect to participation and coverage requirements applicable to Employees under any Virgin Welfare Benefit Plan to the same extent waived or satisfied under the Company’s medical benefits and disability plans prior to the Closing Date, and (ii) provide credit to Employees for any co-payments, deductibles and out-of-pocket expenses paid by such employees under the employee benefit plans, programs and arrangements of the Company during the portion of the relevant plan year including the Closing Date.
(d) As soon as reasonably practicable following the Closing, Parent or one of its affiliates shall designate or establish a tax-qualified defined contribution retirement plan and, to the extent allowable by Law, Parent shall take any and all necessary action to cause the trustee of such plan, if requested to do so by an Employee, to accept a direct “roll over” in cash of all or a portion of such employee’s distribution in accordance with the terms and conditions of such plan from the Helio 401(k) Plan. In the case of an Employee with an outstanding loan under the Helio 401(k) Plan, Parent and the Sellers shall take any and all necessary action, to the extent allowable by Law, to permit the Employee to roll over such outstanding loan balance to the plan or plans designated or established by Parent, provided, however, that the Employee may transfer such loan only if such Employee elects to rollover his or her entire account balance under the Helio 401(k) Plan to the Parent’s or one of its affiliate’s plan.
(e) Nothing contained in this Agreement shall confer upon any Company or Helio employee any right with respect to continuance of employment by the Sellers or Parent, nor shall anything herein interfere with the right of the Sellers or Parent to terminate the employment of any of the employees at any time, with or without cause.
(f) No provision of this Agreement shall create any third party beneficiary rights in any employee of the Company or Helio, including any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any employee by Parent or under any benefit plan which Parent may maintain and including with respect to the right to employment with Parent or continued employment for any period of time or employment in any particular position.

(g) The Sellers shall be liable on a pro rata basis (based on such Seller’s pro rata share of the Seller Consideration) for all obligations, if any, arising on or prior to the Closing under the Worker Adjustment and Retraining Notification Act of 1988 or any similar state or local regulation applicable to the Company and Helio.
Section 9.25 Company and Helio Agreements. On the Closing Date, (i) the Sellers and the Company shall amend and restate the Company LLC Agreement to admit Virgin Opco as a member of the Company and to reflect that Virgin Opco is the sole member of the Company and (ii) the Sellers shall terminate the Amended and Restated Stockholders’ Agreement by and among the Sellers, dated as of November 12, 2007.
Section 9.26 Virgin Opco Limited Partnership Agreement. Prior to and effective as of the Closing Date, the general partner and limited partners of Virgin Opco shall amend the Virgin Opco Partnership Agreement in order to, among other things, (i) admit SKT and EarthLink as limited partners thereunder and (ii) establish a new class of preferred units with identical terms to the Convertible Preferred Stock, such amendment to be in form and substance reasonably satisfactory to SKT, EarthLink, Virgin Opco and the other parties thereto. Each of SKT and EarthLink shall agree to be bound by the terms therein.
Section 9.27 Tax Matters.
(a) Helio shall prepare or cause to be prepared, and shall file or cause to be filed, all federal, state or other Tax Returns or other forms or filings relating to Taxes that are required to be filed by Helio or the Company on or after the Closing Date including, without limitation, IRS Form 1065 for the tax year of the Company ending on the Closing Date, and shall provide copies of such filings to Parent. Each Seller shall include any items of income or loss of the Company on such Seller’s Tax Returns for the applicable taxable year in which the Closing Date occurs.
(b) Virgin Opco shall not amend any Tax Returns filed by or with respect to the Company for taxable periods ending on or prior to the Closing Date without the prior written consent of the Sellers, which consent may be granted or withheld in their sole discretion.
(c) Each of SKT, EarthLink, Parent and Virgin Opco agrees to treat the contribution, transfer, assignment, conveyance and delivery by SKT and EarthLink of their respective Company Membership Units to Virgin Opco in exchange for the issuance by Virgin Opco of Exchange Units to SKT and EarthLink as a contribution of property in exchange for partnership interests under section 721(a) of the Code for all income Tax purposes.
Section 9.28 Consent and Waiver. Virgin Group hereby (i) waives its subscription rights under the Stockholders’ Agreement in connection with the transactions contemplated by this Agreement and (ii) provides its consent to the transactions contemplated by this Agreement under (A) the Virgin Group Tax Receivable Agreement, including, without limitation, Section 7.11(c) thereof, (B) the Stockholders’ Agreement, including, without limitation, Section 2.6 thereof and (C) Parent’s Bylaws, including Article II, Section 3 thereof.

ARTICLE X
CONDITIONS TO CLOSING
Section 10.1 Conditions to Each Party’s Obligations. The respective obligations of each party to this Agreement to consummate the transactions contemplated hereby, including the Exchange and the Investments shall be subject to the satisfaction at or prior to the Closing Date of each of the conditions set forth in this Section 10.1:
(a) No Injunctions or Restraints; Illegality. No preliminary or permanent injunction or other Governmental Order which prevents the consummation of the transactions contemplated by this Agreement shall have been issued and remain in effect (each party agreeing to use its reasonable best efforts to have any such injunction or Governmental Order lifted) and no Law shall have been enacted by any Governmental Authority which prohibits the consummation of the transactions contemplated by this Agreement.
(b) HSR Waiting Periods. If filing is required under the HSR Act in connection with the consummation of the transactions contemplated by this Agreement, the waiting period under the HSR Act applicable thereto shall have expired or been terminated.
(c) Regulatory Approvals. The Required Regulatory Approvals shall have become Final Orders and no such Final Order shall impose terms or conditions (which are in addition to terms and conditions due to existing Law), which would have a Material Adverse Effect on Parent (after giving effect to the Exchange).
(d) Intellectual Property Agreements. The agreements set forth in Section 9.14 shall have been executed.
Section 10.2 Additional Conditions to Obligations of the Company, Helio, SKT and EarthLink. The obligation of the Company, Helio, SKT and EarthLink to consummate the transactions contemplated hereby, including the Exchange and the Investments, shall be subject to the satisfaction or waiver at or prior to the Closing Date of each of the conditions set forth in this Section 10.2, any of which may be waived, in writing, by the Company, Helio, SKT and EarthLink:
(a) Representations and Warranties. The representations and warranties of Parent, Virgin Opco, and Virgin Group contained in Sections 6.1, 6.2 and 6.3 and Sections 8.1 and 8.2, respectively, shall be true and correct on the date of this Agreement and at the Closing Date as if made on and as of the Closing Date, except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date and (ii) where the failures of such representations and warranties to be true and correct (without regard to any materiality or Material Adverse Effect or other similar qualifications contained therein), individually or in the aggregate, as of either of the foregoing dates, would not reasonably be expected to have a Material Adverse Effect on Parent or Virgin Opco.
(b) Performance. Parent shall have performed and complied with in all material respects each agreement, covenant and obligation required by this Agreement to be so performed or complied with by it at or before the Closing pursuant to the terms hereof.
(c) Certificate. The Company shall have received a certificate from an authorized officer of Parent, dated the Closing Date, to the effect that the conditions set forth in Sections 10.2(a) and (b) hereof have been satisfied. The certificate shall also include a restatement by such authorized officer that each of the representations and warranties contained in Articles VI, VII and VIII were true as of the date of this Agreement.
(d) Securities Matters. The Parent Class A Common Stock as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.
Section 10.3 Additional Conditions to Obligations of Parent, Virgin Opco. The obligations of Parent and Virgin Opco to consummate the transactions contemplated hereby, including the Exchange and the Investments, shall be subject to the satisfaction or waiver at or prior to the Closing Date of each of the conditions set forth in this Section 10.3, any of which may be waived, in writing, by Parent and Virgin Opco:
(a) Representations and Warranties. The representations and warranties of the Company, Helio, SKT and EarthLink contained in Sections 3.1, 3.2, 3.3, 3.6, 3.11(a), 3.12, 3.13, 3.14, 3.15, 3.16, 3.17 and 3.19, Sections 4.1, 4.2, 4.3 and 4.4, Section 5.1, 5.2, 5.3 and 5.4, respectively, shall be true and correct on the date of this Agreement and at the Closing Date as if made on and as of the Closing Date, except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date and (ii) where the failures of such representations and warranties to be true and correct (without regard to any materiality or Material Adverse Effect or other similar qualifications contained therein), individually or in the aggregate, as of either of the foregoing dates, would not reasonably be expected to have a Material Adverse Effect on the Company.
(b) Performance. Each of the Company, Helio, SKT and EarthLink shall have performed and complied with in all material respects each agreement, covenant and obligation required by this Agreement to be so performed or complied with by it at or before the Closing pursuant to the terms hereof.

(c) Certificate. Parent shall have received a certificate from an authorized officer of each of the Company, Helio, SKT and EarthLink, dated the Closing Date, to the effect that (i) the conditions set forth in Sections 10.3(a) and (b) hereof have been satisfied. Each certificate shall also include a restatement by such authorized officer that each of the representations and warranties contained in Articles III, IV or V, as the case may be, were true as of the date of this Agreement.
ARTICLE XI
TERMINATION
Section 11.1 Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time prior to the Closing Date:
(a) by mutual written consent of the Company, Parent, the Sellers and Virgin Group;
(b) by the Company, Parent or the Sellers if the transactions contemplated by this Agreement shall not have been consummated on or before October 31, 2008 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to (i) the Company and the Sellers, if the Company’s or the Sellers’s failure to fulfill any of its obligations under this Agreement or violation or breach of any covenant, agreement, representation or warranty contained in this Agreement (including any violation or breach that is the subject of any notice delivered by Parent pursuant to Section 11.1(d)) has been the cause of, or has resulted in, the failure of the Closing to occur on or before such date; or (ii) Parent, if Parent’s or Virgin Group’s failure to fulfill any of its obligations under this Agreement or violation or breach of any covenant, agreement, representation or warranty contained in this Agreement (including any violation or breach that is the subject of any notice delivered by the Company or the Sellers pursuant to Section 11.1(e)) has been the cause of, or has resulted in, the failure of the Closing to occur on or before such date;
(c) by the Company, Parent or the Sellers if (i) any Governmental Authority, the consent of which is a condition to the obligations of the parties hereto to consummate the transactions contemplated by this Agreement, shall have determined not to grant its consent and all appeals of such determination, to the extent available, shall have been taken and have been unsuccessful, or (ii) any court of competent jurisdiction in the United States or any state shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Governmental Order shall have become final and nonappealable;

(d) by Parent, if there has been a material violation or breach by the Company, Helio, SKT or EarthLink of any covenant, agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of Parent impossible and such violation or breach has not been cured by the Company, Helio, SKT or EarthLink within twenty (20) days after Parent delivers to the Company and the Sellers a written notice of such violation or breach; and
(e) by the Company or the Sellers, if there has been a material violation or breach by Parent or Virgin Group of any covenant, agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of the Company or the Sellers impossible and such violation or breach has not been cured by Parent or Virgin Group within twenty (20) days after the Company or the Sellers delivers to Parent a written notice of such violation or breach.
Section 11.2 Procedure and Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by the parties hereto pursuant to Section 11.1 hereof, written notice thereof shall be given by the party so terminating to the other parties and this Agreement shall forthwith terminate and shall become null and void and of no further effect, and the transactions contemplated hereby shall be abandoned without further action by the Company, SKT, EarthLink, Parent, and Virgin Group; provided, however, that Section 9.5, Section 9.7, this Section 11.2, Section 11.3 and Article XIII shall survive termination of this Agreement. If this Agreement is terminated pursuant to Section 11.1 hereof:
(a) Parent and Virgin Group shall redeliver, or cause to be redelivered, all documents, work papers and other materials of the Company, Helio, SKT or EarthLink relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same, and all confidential information received by Parent or Virgin Group or their respective directors, officers, employees, Affiliates, controlling Persons, Representatives or agents with respect to the Company, Helio, SKT or EarthLink, shall be treated in accordance with the Confidentiality Agreement;
(b) the Company, Helio, SKT and EarthLink shall redeliver, or cause to be redelivered, all documents, work papers and other materials of Parent or Virgin Group relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same, and all confidential information received by the Company, Helio, SKT, EarthLink or their respective directors, officers, employees, Affiliates, controlling Persons, Representatives or agents with respect to Parent or Virgin Group, shall be treated in accordance with the Confidentiality Agreement; and
(c) all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other Person to which they were made.

Section 11.3 Termination Fee. In the event of the termination of this Agreement by the Company pursuant to Sections 11.1(e) if such material violation or breach by Parent was willful or intentional, SKT shall have the right either (i) to be paid, or to direct payment to a designee, a termination fee of $10,000,000 (the “Termination Fee”), or (ii) to exercise its rights to seek specific performance pursuant to Section 13.12. Any Termination Fee due under the first sentence of this Section 11.3 shall be paid to SKT by wire transfer of same-day funds within two (2) business days following SKT’s providing notice to Parent of its election to receive the Termination Fee (the “Termination Fee Notice”), which Termination Fee Notice shall be delivered to Parent within five (5) business days following any termination by Parent giving rise to the payment obligation described in the immediately preceding sentence. Notwithstanding anything contained herein to the contrary, including Article XII, if SKT delivers the Termination Fee Notice to Parent and the Termination Fee is paid to SKT or its designee, then the Company’s termination of this Agreement and receipt of payment of the Termination Fee by SKT or its designee shall be the sole and exclusive remedy against Parent, Virgin Opco and any of their respective Representatives, Affiliates, directors, officers, employees, partners, managers, members, or stockholders (each, a “Buyer Party”) for any Damages suffered as a result of the breach of this Agreement or any representation, warranty, covenant or agreement contained herein by Parent or Virgin Opco or the failure of the Exchange to be consummated or otherwise in connection with this Agreement or the transactions contemplated hereby (such Damages, collectively, “Company Damages”). In no event shall the Company or any Sellers nor their respective Affiliates seek any Company Damages or any other recovery, judgment, or Damages of any kind, including consequential, indirect, or punitive Damages, against any Buyer Party in excess of the Termination Fee from any Buyer Party in connection therewith in the event SKT delivers the Termination Fee Notice to Parent and the Termination Fee is paid to SKT or its designee, and in such event, the Company, its Affiliates and its Subsidiaries shall be precluded from any other remedy against any Buyer Party at law or in equity or otherwise. For the avoidance of doubt, in the event SKT delivers the Termination Fee Notice to Parent and the Termination Fee is paid to SKT or its designee, the maximum aggregate liability of all Buyer Parties for all Company Damages shall be limited to the Termination Fee.
ARTICLE XII
INDEMNIFICATION
Section 12.1 Survival of Representations and Warranties. Each representation and warranty made by the Company, Helio, SKT, EarthLink, Parent, Virgin Opco and Virgin Group will survive the Closing and continue in full force and effect until the earlier of (x) the completion of one full audit cycle of the Company after the Closing Date or (y) March 31, 2010, except (i) the representations and warranties set forth in Sections 3.6 and 6.6 (Taxes), which will survive the Closing and continue in full force and effect until sixty (60) days after the applicable statute of limitations expires, and (ii) the representations and warranties set forth in Sections 3.2 and 6.2 (Capitalization), and Sections 3.13 and 6.12 (Brokerage and Finders’ Fees), which will each survive the Closing and will continue in full force and effect indefinitely (clauses (i) and (ii), collectively, the “Fundamental Representations”). The expiration of representations and warranties provided herein shall not affect the right of any Indemnified Party in respect of any claim made by such Indemnified Party in a written notice that is delivered pursuant to and in compliance with the provisions of this ARTICLE XII prior to the expiration date(s) specified above. The covenants shall survive the Closing and continue in full force and effect indefinitely, except those that by their terms expire earlier.
Section 12.2 Indemnification by the Sellers. Subject to the terms of this ARTICLE XII, each of the Sellers, severally (based on such Seller’s pro rata share of the Seller Consideration) and not jointly, shall indemnify and hold harmless Parent and its Affiliates (including the Company after the Closing) and their respective officers, directors, managers, members, partners, employees, agents and representatives, successors and assigns (the “Parent Indemnified Parties”) against, and reimburse any Parent Indemnified Party for, all Damages which relate to or arise, directly or indirectly, out of or in connection with:
(a) the failure of any representation or warranty made by the Company or Helio contained in this Agreement to be true and correct as of the date hereof and as of the Closing Date as if made on the Closing Date, in each case with Damages being determined without regard to any materiality (including the word “material”), Material Adverse Effect or similar qualifier contained therein;
(b) the breach by the Company of any of its covenants or agreements contained in this Agreement to be performed prior to the Closing, in each case with Damages being determined without regard to any materiality (including the word “material”), Material Adverse Effect or similar qualifier contained therein; and
(c) any Taxes of the Company, Virgin Opco or Parent incurred with respect to income to the Company resulting from the cancellation, repayment or contribution to capital of any Indebtedness of the Company on or prior to the Closing.
Section 12.3 Indemnification by Parent. Subject to the terms of this Article XII, Parent shall indemnify and hold harmless the Sellers and their respective officers, directors, managers, members, partners, employees, agents and representatives, successors and assigns (the “Seller Indemnified Parties”) against, and reimburse any Seller Indemnified Party for, all Damages which relate to or arise, directly or indirectly, out of or in connection with:
(a) the failure of any representation or warranty made by Parent and Virgin Opco contained in this Agreement to be true and correct as of the date hereof and as of the Closing Date as if made on the Closing Date, in each case with Damages being determined without regard to any materiality (including the word “material”), Material Adverse Effect or similar qualifier contained therein; and
(b) the breach by Parent or Virgin Opco of any of its covenants or agreements contained in this Agreement to be performed prior to the Closing, in each case with Damages being determined without regard to any materiality (including the word “material”), Material Adverse Effect or similar qualifier contained therein.

Section 12.4 Exclusive Remedy. From and after the Closing Date, except in the case of fraud or willful misconduct and without limiting the terms of Section 13.12, the indemnification provisions set forth in this Article XII shall be the Parent Indemnified Parties’ and the Seller Indemnified Parties’ sole and exclusive remedy for all Damages arising out of this Agreement and the transactions contemplated hereby, and Parent hereby waives, for and on behalf of all of the Parent Indemnified Parties, and the Sellers Agent hereby waives, for and on behalf of all of the Seller Indemnified Parties any and all other remedies, whether at law or in equity, that are otherwise available to the Parent Indemnified Parties, or Seller Indemnified Parties, as the case may be, or any of them, arising out of this Agreement and the transactions contemplated hereby, provided, however, that notwithstanding the foregoing, nothing in this Agreement shall eliminate the ability of any party hereto to apply for equitable remedies to enforce the other party’s or parties’ obligations under this Agreement.
Section 12.5 Indemnification Claims. (a) Subject to the terms of this Agreement, no Persons that may be entitled to be indemnified hereunder (the “Indemnified Party”) shall be entitled to recover any Damages pursuant to the indemnification obligations set forth in Section 12.2 or 12.3 hereof unless and until the party or parties liable for such indemnification (the “Indemnifying Party”) receives a written notice (a “Notice of Claim”) of a claim for indemnification under Section 12.2 or 12.3, as the case may be (an “Indemnification Claim”) (with a copy to the Escrow Agent, in the case of a Parent Indemnified Party), which in the case of claims for Damages pursuant to the indemnification obligations set forth in Section 12.2 shall constitute notice to all Sellers, stating (i) that an Indemnified Party has actually suffered or incurred Damages for which such Indemnified Party believes in good faith that it may be entitled to indemnification, or believes in good faith that an Indemnified Party could suffer or incur Damages for which such Indemnified Party believes in good faith that it may be entitled to indemnification, (ii) to the extent then known by the Indemnified Party, a brief description, in reasonable detail, of the facts, circumstances or events giving rise to the Indemnification Claim (and the Damages, to the extent known, forming the basis of such Indemnification Claim), including to the extent then known by the Indemnified Party the identity and address of any third-party claimant and copies of any formal demand or complaint, and (iii) the representation, warranty or covenant of this Agreement that may form the basis of such Indemnification Claim. To be valid pursuant to this Section 12.5, a Notice of Claim relating to an Indemnification Claim must be received by the Indemnifying Party prior to the expiration of the representation or warranty forming the basis of such claim, and any delivery or attempted delivery of a Notice of Claim after such expiration date shall be void and of no force or effect.
(b) After receipt of a Notice of Claim, the Indemnifying Party shall have thirty (30) business days following such party’s receipt of the Notice of Claim in which to deliver notice of objection to such claim to the Indemnified Party and the Escrow Agent, in the case of a Parent Indemnified Party. If no objection notice is given within such 30 business day period, then the Indemnification Claim set forth in the related Notice of Claim shall be deemed to be valid and indemnifiable pursuant hereto, whereupon, in the case of a Seller Indemnified

Party, Parent shall deliver to such Seller Indemnified Parties a number of Virgin Opco Partnership Units or shares of Parent Class A Common Stock, as applicable, equal in value to the amount of the Indemnification Claim set forth in the Resolved Claim Notice, and, in the case of a Parent Indemnified Party, the Escrow Agent shall deliver to such Parent Indemnified Parties (as allocated from the Escrow Shares, in accordance with the Escrow Ratio, then remaining in the Escrow Account pursuant to Section 12.5(c)) Escrow Shares equal in value to the amount of the Indemnification Claim set forth in the Resolved Claim Notice, in each case as valued based on the average of the last reported sales prices of Parent Common Stock as reported by the NYSE for the 20 trading days preceding the date of the Resolved Claim Notice. In the event that the Indemnifying Party shall deliver written objection to any Indemnification Claim set forth in a Notice of Claim within the foregoing 30 business day period, then no Indemnified Party shall be entitled to any indemnification payment unless and until such Indemnification Claim is finally resolved by mutual agreement, court order or settlement. In the event that an Indemnified Party and the Indemnifying Party shall mutually agree to resolve a disputed Indemnification Claim in favor of the Indemnified Parties (or any of them), then, in the case of a Seller Indemnified Party, Parent shall deliver to such Seller Indemnified Parties a number of Virgin Opco Partnership Units equal in value to the amount of the resolved Indemnification Claim and, in the case of a Parent Indemnified Party, the applicable Parent Indemnified Parties and the Sellers Agent shall provide joint written notice (the “Resolved Claim Notice”) of such offset to the Escrow Agent, whereupon the Escrow Agent shall deliver to such Parent Indemnified Parties (as allocated from the Escrow Shares, in accordance with the Escrow Ratio, then remaining in the Escrow Account pursuant to Section 12.5(c)) Escrow Shares equal in value to the amount of the Indemnification Claim set forth in the Resolved Claim Notice, in each case as valued based on the average of the last reported sales prices of Parent Common Stock as reported by the NYSE for the 20 trading days preceding the date of the Resolved Claim Notice. In the event that a disputed Indemnification Claim shall be resolved by court order in favor of the Indemnified Party, in the case of a Seller Indemnified Party, Parent shall deliver to such Seller Indemnified Parties a number of Virgin Opco Partnership Units or Parent Class A Common Stock, as applicable, equal in value to the amount of the resolved Indemnification Claim and, in the case of a Parent Indemnified Party, the Parent Indemnified Party shall be permitted to unilaterally deliver a Resolved Claim Notice (a “Unilateral Resolved Claim Notice”) to the Escrow Agent (with a copy of the court order related thereto), whereupon the Escrow Agent shall deliver to such Parent Indemnified Parties (as allocated from the Escrow Shares, in accordance with the Escrow Ratio, then remaining in the Escrow Account pursuant to Section 12.5(c) Escrow Shares equal in value to the amount of the Indemnification Claim set forth in the Unilateral Resolved Claim Notice, in each case as valued based on the average of the last reported sales prices of Parent Common Stock as reported by the NYSE for the 20 trading days preceding the date of the court order related thereto.
(c) In the event Parent and the Sellers Agent shall have instructed the Escrow Agent to deliver any Escrow Shares to a Parent Indemnified Party pursuant to Section 12.5(b), such Escrow Shares shall be allocated by the Escrow Agent among the Escrow Shares of the Sellers in proportion to their respective pro rata shares of the Seller Consideration and in accordance with the Escrow Ratio.

Section 12.6 Third-Party Claim Procedures. In the event any Indemnified Party becomes aware of a threat made by any third party claim against such Indemnified Party (a “Third-Party Claim”), which such Indemnified Party reasonably believes may result in a claim for indemnification pursuant to this ARTICLE XII, such Indemnified Party shall notify the Indemnifying Party or, in the event indemnification is being sought hereunder directly from a party or parties hereto liable for such indemnification (the “Third-Party Indemnifying Party”), such Third-Party Indemnifying Party, of such claim, and the Indemnifying Party or the Third-Party Indemnifying Party, as applicable, shall be entitled, at their expense, to participate in, but not to determine or conduct, the defense of such Third-Party Claim. The Indemnified Party shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim; provided, however, that except with the consent of the Indemnifying Party or the Third-Party Indemnifying Party, as applicable, no settlement of any such Third-Party Claim with third party claimants shall be determinative of the amount of Damages relating to such matter.
Section 12.7 Limitations on Indemnification. Any claims of any Parent Indemnified Party made under this ARTICLE XII will be limited as follows:
(a) Notwithstanding any other provision of this Agreement to the contrary, an Indemnifying Party shall not be required to indemnify or hold harmless any Indemnified Party against, or reimburse any Indemnified Party for, any Damages pursuant to Section 12.2 or 12.3 unless and until the aggregate amount of all such Damages suffered or incurred by the Indemnified Parties subject to indemnification pursuant to this Article XII exceeds 1.5% of the Seller Consideration (as determined based on the average of the last reported sales prices of Parent Common Stock as reported by the NYSE for the 20 trading days preceding the Closing Date) (the “Threshold”); provided, however, that the Threshold limitation shall not apply to the Fundamental Representations and any breach of the covenants set forth in Section 9.21, in each case which shall each have no Threshold limitation; provided, further, however, that in the event of a Working Capital Surplus as calculated in accordance with Section 2.10, the Threshold limitation for any breach of the covenants set forth in Section 9.21 shall equal the Working Capital Surplus.
(b) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any Seller’s aggregate liability for indemnification under this Agreement exceed such Seller’s pro rata portion of the Escrow Shares initially deposited in the Escrow Account; provided, however, that the limitation contained in this Section 12.7(b) shall not apply to the Fundamental Representations or any breach of the covenants set forth in Section 9.21.
(c) Notwithstanding any other provision of this Agreement to the contrary, no Indemnifying Party shall be required to indemnify or hold harmless any Indemnified Party against, or reimburse any Parent Indemnified Party for, any Damages in excess of the Seller Consideration (as determined based on the average of the last reported sales prices of Parent Common Stock as reported by the NYSE for the 20 trading days preceding the Closing Date) for any and all indemnification claims under this Agreement, including any claims relating to the Fundamental Representations. In the event that the Parent Indemnified Parties (or any of them) shall be entitled to indemnification in respect of any of the Fundamental Representations or any breach of the covenants set forth in Section 9.21, none of the Sellers shall be required to directly indemnify any Parent Indemnified Parties, other than pursuant to the release of Escrow Shares allocated to such Seller from the Escrow Account, unless and until all of the Escrow Shares held in escrow on behalf of such Seller have been either released from the Escrow Account or allocated to an Outstanding Claim.
Section 12.8 Adjustment to Purchase Price. To the extent permitted by Law, any indemnification payment made pursuant to this ARTICLE XII will be treated as an adjustment to the Seller Consideration.
Section 12.9 Several Obligations. For purposes of this Agreement, the liability of the Sellers with respect to Damages shall be deemed to be allocated and borne pro rata based on their respective pro rata shares of the Seller Consideration.
Section 12.10 Sellers Agent. (a) As soon as practicable following the date of the Agreement but no later than five (5) business days prior to the Closing Date, the Company shall appoint an agent reasonably acceptable to Sellers and Parent (the “Sellers Agent”) to act as agent for and on behalf of the Sellers with the exclusive authority to give and receive notices and communications pursuant to the terms of this ARTICLE XII solely with respect to indemnification claims by the Parent Indemnified Parties to be satisfied solely by the delivery of Escrow Shares to the applicable Parent Indemnified Parties, to authorize delivery to the Parent Indemnified Parties of the Escrow Shares in satisfaction of indemnification claims by the Parent Indemnified Parties as contemplated by Section 12.4, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and take legal actions and comply with orders of courts and awards of arbitrators with respect to indemnification claims by the Parent Indemnified Parties that will or may be paid or otherwise satisfied solely by the delivery of Escrow Shares, and to take all actions necessary or appropriate in the judgment of the Sellers Agent for the accomplishment of the foregoing; provided, however, that notwithstanding the foregoing, the Sellers Agent shall have no power or authority to take any of the foregoing actions for or on behalf of any Seller in respect of any indemnification claims by the Parent Indemnified Parties that will or may be paid or otherwise satisfied other than by the delivery of Escrow Shares to the applicable Parent Indemnified Parties. No bond shall be required of the Sellers Agent, and the Sellers Agent shall receive no compensation for services rendered. Notices or communications to or from the Sellers Agent shall constitute notice to or from each of the Sellers solely with respect to indemnification claims by the Parent Indemnified Parties to be satisfied solely by the delivery of Escrow Shares to the applicable Parent Indemnified Parties.
(b) The Sellers Agent shall not be liable for any act done or omitted hereunder in his capacity as Sellers Agent, except to the extent it has acted with gross negligence or willful misconduct, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence that he did not act with gross negligence or willful misconduct. The other Sellers shall severally and not jointly indemnify the Sellers Agent and hold it harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Sellers Agent and arising out of or in connection with the acceptance or administration of the duties hereunder, including any out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Sellers Agent (“Outstanding Sellers Agent Expenses”). If not paid directly to the Sellers Agent by the Sellers, such losses, liabilities or expenses may be recovered by the Sellers Agent from the Escrow Shares (if any) that otherwise would be distributed to the Sellers following the Initial Indemnity Escrow Release Date after giving effect to, and satisfaction of, all claims for indemnification made by the Parent Indemnified Parties pursuant to ARTICLE XII, and such recovery (if any) of Outstanding Sellers Agent Expenses from such Escrow Shares will be made from the Sellers according to their respective pro rata shares of the Seller Consideration.
(c) A decision, act, consent or instruction of the Sellers Agent shall constitute a decision of all the Sellers and shall be final, binding and conclusive upon each of the Sellers, and the Escrow Agent and Parent may rely upon any decision, act, consent or instruction of the Sellers Agent as being the decision, act, consent or instruction of each of the Sellers. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Sellers Agent.
ARTICLE XIII
MISCELLANEOUS
Section 13.1 Notices. Any notices, demands, requests, consents or approvals required or permitted by this Agreement must be in writing and addressed to the other party at the address set forth below, or at such other address as either party may designate from time to time in writing in accordance with this Section:
If to Parent, Virgin Opco or the Company (after the Closing), to:
Virgin Mobile USA, Inc.
10 Independence Blvd.
Warren, NJ 07059
Attn: Peter Lurie
Telecopy: (908) 607-4078
With copy to (which copy shall not constitute notice):
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017-3954
Attn: Alan M. Klein
Telecopy: 212-455-2502

If to the Company or Helio (in each case before the Closing), to:
Helio LLC
10960 Wilshire Blvd., 7th Floor
Los Angeles, CA 90024
Attn: Jeremy D. Rossen
Telecopy: (310) 966-1372
With a copy to (which copy shall not constitute notice with respect to the Company):
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036-6522
Attn: Richard J. Grossman
Telecopy: (917) 777-2116
If to SKT or Helio (after the Closing), to:
SK Telecom USA Holdings, Inc.
c/o SK Telecom Co., Ltd.
11 Euljiro 2-ga
Jung-gu, Seoul 100-999, Korea
Attention: Chief Executive Officer
Telecopy: 82 2 6100 7990
With a copy to (which copy shall not constitute notice with respect to SKT):
Baker & McKenzie LLP
1114 Avenue of the Americas
New York, New York 10036
Attn: Philip T. von Mehren
Telecopy: (212) 310-1818
If to EarthLink, to:
EarthLink, Inc.
1375 Peachtree Street, N.E.
Atlanta, GA 30309
Attn: Samuel DeSimone, Jr.
Telecopy: (404) 892-7616

With a copy to (which copy shall not constitute notice with respect to the Company):
Troutman Sanders LLP
1001 Haxall Point
Richmond, VA 23219
Attn: David M. Carter
Telecopy: (804) 698-5196
If to Virgin Group, to:
Corvina Holdings Limited
La Motte Chambers
La Motte Street
St. Helier
Jersey
JE1 1BJ
Channel Islands
Attention: Abacus Secretaries (Jersey) Limited
Telecopy: +44 1534 602000
With a copy to (which copy shall not constitute notice):
c/o Virgin USA, Inc.
65 Bleecker Street, 6th floor
New York, NY 10012
Attention: Frances Farrow
Telecopy: (212) 497-9051
Confirmation: (212) 981-3923
With a copy to (which copy shall not constitute notice):
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017-3954
Attn: Alan M. Klein
Telecopy: 212-455-2502
Notice is deemed given (a) when delivered, if delivered personally to the recipient, (b) when sent, if sent by facsimile with a copy of such facsimile sent to the recipient by reputable overnight courier service (charges prepaid) on the same day, (c) upon receipt, when mailed by registered or certified mail, return receipt requested, postage prepaid, or (d) one business day after being sent to the recipient, if sent by reputable overnight courier service (charges prepaid).

Section 13.2 Interpretation. When a reference is made to an Article, Section, Schedule or Exhibit, such reference shall be to an Article, Section, Schedule or Exhibit of or to this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
Section 13.3 Amendments, Modification and Waiver. This Agreement, and the terms and provisions hereof, may not be modified, waived or amended except by an instrument or instruments in writing signed by the party or parties against whom enforcement of any such modification or amendment is sought (or, in the case of a waiver, by the intended beneficiary or beneficiaries of the waived term or provision).
Section 13.4 Successors and Assigns; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including, without limitation, by operation of law, by any party hereto without the prior written consent of the other parties hereto; provided that, notwithstanding the foregoing, any party may assign its rights hereunder to an Affiliate of such party. Subject to the preceding sentence and notwithstanding anything to the contrary, this Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
Section 13.5 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware (regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies.
Section 13.6 Jurisdiction; Forum.
(a) By the execution and delivery of this Agreement, each of the parties hereto submit to the personal jurisdiction of any state or federal court in the State of Delaware in any suit or proceeding arising out of or relating to this Agreement.
(b) The parties hereto agree that the appropriate and exclusive forum for any disputes between any of the parties hereto arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court in the State of Delaware. The parties hereto further agree that the parties will not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of the parties to obtain execution of judgment in any other jurisdiction. The parties hereto further agree, to the extent permitted by Law, that final and unappealable judgment against a party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

Section 13.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provision of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.
Section 13.8 Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to create any third party beneficiaries.
Section 13.9 Schedules. Disclosure of any fact or item in any section of the Company Disclosure Schedule or the Parent Disclosure Schedule referenced by a particular paragraph or section in this Agreement, shall, should the existence of the fact or item or its contents be relevant to any other paragraph or section, be deemed to be disclosed with respect to that other paragraph or section whether or not an explicit cross-reference appears to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other paragraph or section.
Section 13.10 Entire Agreement. This Agreement and the Confidentiality Agreement, including any exhibits or schedules to such agreements, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all other prior agreements or understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof. The only representations and warranties made by the parties hereto with respect to the subject matter hereof are the representations and warranties contained in or made pursuant to this Agreement. The Confidentiality Agreement shall remain in full force and effect after the execution or termination of this Agreement.
Section 13.11 Counterparts; Facsimile Delivery. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. For purposes of this Agreement, a document (or signature page thereto) signed and transmitted by facsimile machine, telecopier or electronic mail (including in PDF format) is to be treated as an original document. The signature of any party thereon, for purposes hereof, shall be considered as an original signature, and the document transmitted shall be considered to have the same binding effect as an original signature on an original document. At the request of any party, any facsimile, telecopy or scanned document shall be re-executed in original form by the parties who executed the facsimile, telecopy or scanned document. No party may raise the use of a facsimile machine, telecopier or electronic mail or the fact that any signature was transmitted through the use of a facsimile, telecopier or electronic mail as a defense to the enforcement of this Agreement or any amendment or other document executed in compliance with this Agreement.

Section 13.12 Specific Performance.
(a) The Company and the Sellers acknowledge that their businesses are unique and recognize and affirm that in the event of a breach of this Agreement by the Company or Helio, money Damages may be inadequate and Parent and Virgin Opco may have no adequate remedy at law. Accordingly, without considering the adequacy of any remedy that Parent and Virgin Opco may otherwise have to terminate this Agreement under Section 11.1, the Company and Helio agree that Parent and Virgin Opco shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the Company’s and Helio’s obligations hereunder not only by an action or actions for Damages but also by an action or actions for specific performance, injunctive and/or other equitable relief.
(b) Parent, Virgin Opco and Virgin Group acknowledge that their businesses are unique and recognize and affirm that in the event of a breach of this Agreement by the Parent, Virgin Opco and/or Virgin Group, money Damages may be inadequate and SKT may have no adequate remedy at law. Accordingly, without considering the adequacy of any remedy that SKT may otherwise have to terminate this Agreement under Section 11.1 but exclusive of its right to receive the Termination Fee pursuant to Section 11.3, the Parent, Virgin Opco and Virgin Group agree that SKT shall have the right, in addition to any other rights and remedies existing in its favor (other than pursuant to Section 11.3), to enforce its rights and the obligations of Parent, Virgin Opco and Virgin Group hereunder not only by an action or actions for Damages but also by an action or actions for specific performance, injunctive and/or other equitable relief.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date and year first above written.

HELIO, INC.
By:	/s/ Wonhee Sull
	Name:	Wonhee Sull
	Title:	President and CEO

HELIO LLC
By:	/s/ Wonhee Sull
	Name:	Wonhee Sull
	Title:	President and CEO

VIRGIN MOBILE USA, INC.
By:	/s/ Daniel H. Schulman
	Name:	Daniel H. Schulman
	Title:	Chief Executive Officer

VIRGIN MOBILE USA, L.P.
By:	/s/ Daniel H. Schulman
	Name:	Daniel H. Schulman
	Title:	Chief Executive Officer

[Signature Page to Transaction Agreement]

SK TELECOM USA HOLDINGS, INC.
By:	/s/ Sang Woo Kim
	Name:	Sang Woo Kim
	Title:	Authorized Person

EARTHLINK, INC.
By:	/s/ Samuel R. DeSimone, Jr.
	Name:	Samuel R. DeSimone, Jr.
	Title:	General Counsel

CORVINA HOLDINGS LIMITED
By:	/s/ Paul Fauvel
	Name:	Paul Fauvel
	Title:	Alternate director to Frank Dearie

[Signature Page to Transaction Agreement]